Exhibit 10.8

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made as of July 22, 2015 by and among New York Mortgage Trust, Inc., a Maryland corporation (“NYMT”), JMP Holding LLC, a Delaware limited liability company, and Donlon Family LLC, a North Carolina limited liability company (each, a “Contributor” and collectively, the “Contributors”), on the one hand, and RiverBanc Multifamily LP, a Delaware limited partnership (the “Operating Partnership”) and RiverBanc Multifamily Investors, Inc., a Maryland corporation (the “REIT”), on the other hand.

RECITALS

WHEREAS, the Contributors are the record and beneficial owners of all of the common and a portion of the preferred equity interests (the “Contributed Interests”) in RB Multifamily Investors LLC, a Delaware limited liability company (the “Contributed Entity”), which (i) owns joint venture common equity interests in five separate joint ventures that each own, directly or indirectly, a multifamily apartment property, (ii) owns a preferred equity interest in one multifamily apartment property, (iii) holds three mezzanine loans, each secured by separate multifamily apartment properties, and (iv) has under contract to acquire a joint venture common equity interest in a joint venture (the “Port Royal Transaction”) that will own, directly or indirectly, a multifamily apartment property (collectively, the “Predecessor Investment Portfolio”), each as described in the Registration Statement (as defined below). The Contributors desire to contribute any and all interests that they now or hereafter own in the Contributed Interests to the REIT as described in the Registration Statement on Form S-11 for the IPO filed by the REIT, with the Securities and Exchange Commission on June 17, 2015, as amended (the “Registration Statement”), and the REIT desires to acquire the Contributed Interests from the Contributors, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the foregoing, and the representations, warranties and other terms contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE CONTRIBUTION

1.1          Contribution of Contributed Interests. Each Contributor irrevocably agrees to contribute, transfer and assign at Closing (as defined herein) any and all interests that it now or hereafter owns in the Contributed Interests set forth opposite each Contributor’s name on Exhibit A hereto, together with any other interests each Contributor may have in the Contributed Entity, all as described in the Registration Statement, to the REIT, and the REIT agrees to accept transfer of the Contributed Interests and any such other interests pursuant to the terms and subject to the conditions set forth in this Agreement. Except as set forth on Schedule 2.2(d), the Contributed Interests shall be transferred to the REIT free and clear of all liens, encumbrances, security interests, pledges, voting agreements, prior assignments or conveyances, conditions, restrictions, claims, and any other matters affecting title thereto.

1.2          Consideration. The total consideration (the “Consideration”) for which the Contributors agree to contribute, transfer and assign the Contributed Interests to the REIT, and for which the REIT agrees to pay, issue or deliver to the Contributors, subject to the terms of this Agreement, at Closing (as defined herein) shall be shares of the REIT’s common stock, par value $0.01 per share (“Common Stock”), as described on Exhibit A under the column “Consideration”. The Consideration payable to each Contributor may be reduced by the amount the REIT reasonably determines must be withheld for tax purposes. In addition, at Closing, the Operating Partnership will cause the Contributed Entity to pay a cash amount to NYMT equal to the accrued preferred returns on the Preferred Units (as defined in the Governing Agreement (as defined below)) held by NYMT for the period July 1, 2015 to, but not including, the date of Closing.

1.3          Common Stock. Although initially the Common Stock will not be certificated, certificates, if any, subsequently evidencing the Common Stock will bear appropriate legends indicating that the Common Stock has not been registered under the Securities Act of 1933, as amended (“Securities Act”) and describing the ownership limitations and transfer restrictions imposed by the charter of the REIT.

1.4          No Further Interest. The Contributors acknowledge and agree that effective upon the Closing, and without any further action by the Contributors, the Contributed Interests shall be transferred, assigned and conveyed to the REIT (and subsequently transferred, assigned and conveyed to a subsidiary of the REIT), and the Contributors shall no longer be an equity holder of the Contributed Entity, shall no longer be entitled to receive any distributions from the Contributed Entity, and shall have no further right, title or interest in any of the Contributed Interests or the Contributed Entity.

1.5          Tax Consequences to the Contributors. Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge, agree and consent that the transactions contemplated hereby will be treated for federal income tax purposes as a taxable exchange of Contributed Interests for Common Stock under Sections 351(e) and 1001 of the Internal Revenue Code of 1986, as amended (the “Code”).

1.6          Definitions. As used in this Agreement, the following terms have the following meanings:

“Contributor’s Percentage Interest” means, with respect to each Contributor, the percentage set forth on Exhibit A hereto under the heading “Contributed Interest”, which reflects such Contributor’s percentage common equity interest in the Contributed Entity pursuant to and in accordance with the Governing Agreement (as defined herein) of the Contributed Entity.

“IPO” means the underwritten initial public offering of common stock of the REIT.

“IPO Price” means the public offering price set forth on the front cover of the final prospectus for the IPO, as filed with the U.S. Securities and Exchange Commission (the “SEC”).

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ARTICLE II

REPRESENTATIONS AND Warranties

2.1          Representations by the REIT. The REIT hereby represents and warrants to the Contributors that the following statements are true, correct, and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as defined herein):

(a)          Organization and Power. The REIT is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland, and has full right, power, and corporate authority to enter into this Agreement and to assume and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the performance by the REIT of its obligations hereunder have been duly authorized by all requisite corporate action of the REIT and require no further action or approval of the REIT’s stockholders or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of the REIT.

(b)          Common Stock Validly Issued. The Common Stock, when issued in accordance with the terms of this Agreement and the charter of the REIT, will have been duly and validly authorized and issued, free of any preemptive or similar rights, and will be fully paid and nonassessable.

2.2          Representations by the Contributors. Each Contributor hereby represents and warrants to the REIT and the Operating Partnership, on a several basis, that the following statements with respect to such Contributor are true, correct, and complete as of the date of this Agreement and will be true, correct, and complete as of the Closing Date:

(a)          Organization and Power; Due Authorization. Each Contributor is duly incorporated, formed or organized, validly existing, and in good standing under the laws of its state of incorporation, formation or organization. Each Contributor has full right, power, and authority to enter into this Agreement and to assume and perform all of its obligations under this Agreement; and the execution and delivery of this Agreement and the performance by each Contributor of its obligations hereunder have been duly authorized by all requisite action of each Contributor and require no further action or approval of any of such Contributor’s members, partners, stockholders, managers, board of directors, trustees or of any other individuals or entities, as applicable, in order to constitute this Agreement as a binding and enforceable obligation of each of the Contributors. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of each Contributor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of each Contributor, each enforceable against such Contributor in accordance with its terms, as applicable, except as such enforceability may be limited by bankruptcy or the application of equitable principles.

(b)          Noncontravention. Except as described on Schedule 2.2(d), neither the entry into nor the performance of, or compliance with, this Agreement by the Contributors has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under any charter, bylaws, limited liability company agreement, partnership agreement, declaration of trust, mortgage indenture, lien agreement, note, contract, agreement, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to any Contributor or to any Contributed Interests or the Contributed Entity.

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(c)          Litigation. There is no action, suit, or proceeding, pending or known to be threatened, against or affecting any of the Contributors in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality that (1) in any manner raises any question affecting the validity or enforceability of this Agreement, (2) could materially and adversely affect the business, financial position, or results of operations of such Contributor or the Contributed Entity, (3) could adversely affect the ability of such Contributor to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (4) could create a lien on the Contributed Interests, any part thereof, or any interest therein, or (5) could adversely affect the Contributed Interests, any part thereof, or any interest therein.

(d)          Good Title. Exhibit A accurately sets forth (i) each Contributor’s Percentage Interest and (ii) the liquidation preference for, and accrued preferred distributions on, all of the preferred equity interests of the Contributed Entity owned of record by NYMT as of the date the IPO Price is determined and being contributed by NYMT to the REIT. Each Contributor is the sole record and beneficial owner of its Contributed Interests and has full power and authority to convey its Contributed Interests pursuant to the terms of this Agreement. Each Contributor has good and marketable title to its Contributed Interests. The Contributed Interests are free and clear of all liens, encumbrances, security interests, pledges, voting agreements, prior assignments or conveyances, conditions, restrictions, claims or any other matters affecting title thereto and at the Closing will be contributed to the REIT free and clear of all liens, encumbrances, security interests, pledges, voting agreements, prior assignments or conveyances, conditions, restrictions, claims or other matters affecting title thereto. Except as described on Schedule 2.2(d), no other person or entity has an option to purchase or a right of first refusal to purchase the Contributed Interests nor are there any agreements or understandings with respect to the voting, ownership or disposition of the Contributed Interests that could adversely affect any Contributor’s ability to perform its obligations hereunder or the REIT’s rights to the Contributed Interests following the Closing.

(e)          Contributed Interests. There are no rights to purchase, subscriptions, warrants, options, conversion rights or preemptive rights relating to the Contributed Interests or any equity interest in the Contributed Entity owned by the Contributors that will be in effect as of the Closing.

(f)          No Consents. Each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery and performance of this Agreement or the transactions contemplated hereby by the Contributors has been obtained or will be obtained on or before the Closing Date. Each consent or approval required under the Governing Agreement, contract or agreement of the Contributed Entity, or among the members of the Contributed Entity to which any Contributor is a party, relating to indebtedness or otherwise, necessary for the execution, delivery and performance of this Agreement and the contribution, acquisition and transfer of the Contributed Interests has been obtained or will be obtained on or before the Closing Date.

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(g)          Actions Prior to Closing. From the date hereof until the Closing Date, the Contributors shall not take any action or fail to take any action the result of which would (1) have a material adverse effect on the Contributed Interests or the REIT’s ownership thereof, or any material adverse effect on the assets, business, condition (financial or otherwise), results or operation of the Contributed Entity after the Closing Date or (2) cause any of the representations and warranties contained in this Section 2.2 to be untrue as of the Closing Date.

(h)          Governing Documents. The Contributors have performed all of their obligations under the First Amended and Restated Limited Liability Company Agreement, as such may have been amended from time to time, of the Contributed Entity (the “Governing Agreement”).

(i)          Securities Law Matters.

(1)          In deciding to engage in the transactions contemplated by this Agreement, including, if applicable, acquiring Common Stock, none of the Contributors nor any equity holder thereof is relying upon any representations made to it by the REIT or the Operating Partnership, or any of their partners, officers, employees, or agents that are not contained herein. The Contributors are aware of the risks involved in investing in the Common Stock. The Contributors are knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer imposed by the federal securities laws and as described in this Agreement, the Registration Statement, and related materials. The Contributors have reviewed all documents, including the Registration Statement, and have had an opportunity to ask questions of, and to receive answers from, the REIT or a person or persons authorized to act on their behalf, concerning the terms and conditions of an investment in the Common Stock and the financial condition, affairs, and business of the REIT. Each Contributor confirms that all documents, records, and information pertaining to its investment in Common Stock that have been requested by such Contributor have been made available or delivered to such Contributor prior to the date hereof.

(2)          The Contributors and each equity holder thereof understands that the offer and sale of Common Stock have not been registered under the Securities Act or any state securities laws and are instead being offered and sold in reliance on an exemption from such registration requirements and that the REIT’s reliance on such exemption is predicated in part on the accuracy and completeness of the representations and warranties of the Contributors contained herein. The Common Stock issuable to the Contributors are being acquired by each Contributor solely for its own account, for investment, and are not being acquired with a view to, or for resale in connection with, any distribution, subdivision, or fractionalization thereof, in violation of such laws, and no Contributor has any present intention to enter into any contract, undertaking, agreement, or arrangement with respect to any such resale.

(3)          Each Contributor is able to bear the economic risk of holding the Common Stock for an indefinite period and is able to afford the complete loss of its investment in the Common Stock.

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(4)          The Contributors understand that no federal agency (including the SEC) or state agency has made or will make any finding or determination as to the fairness of an investment in the Common Stock (including as to the value of the Consideration payable in Common Stock in accordance with Section 1.2 hereof).

(j)          Accredited Investor. Each Contributor is an “accredited investor”, as that term is defined in Rule 501 of Regulation D under the Securities Act.

(k)          Tax Matters. Each Contributor represents and warrants that it has obtained from its own counsel advice regarding the tax consequences of the transfer of the Contributed Interests to the REIT and the receipt of Common Stock as the Consideration therefor and any other transaction contemplated by this Agreement. Neither the Operating Partnership nor the REIT has made any representation to any Contributor regarding the tax treatment of the transactions contemplated by this Agreement, and each Contributor further represents and warrants that it has not relied on the Operating Partnership, the REIT or their representatives or counsel for any tax advice.

(l)          Bankruptcy with respect to the Contributors. No Act of Bankruptcy has occurred with respect to any Contributor. As used herein, “Act of Bankruptcy” means if any Contributor or any equity holder, partner, manager or director thereof shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (B) admit in writing its inability to pay its debts as they become due, (C) make a general assignment for the benefit of its creditors, (D) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (E) be adjudicated bankrupt or insolvent, (F) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, receivership, dissolution, winding-up or composition or adjustment of debts, (G) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (H) take any entity action for the purpose of effecting any of the foregoing.

(m)          Brokerage Commission. No Contributor has engaged the services of any agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein.

ARTICLE III

INDEMNIFICATION

3.1          Survival of Representations and Warranties; Remedy for Breach.

(a)          Subject to Section 3.5 hereof, all representations and warranties of the Contributors contained in this Agreement or in any Schedule, Exhibit, certificate or affidavit delivered pursuant to this Agreement shall survive the Closing.

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(b)          Subject to Section 3.4 hereof, following the Closing, each Contributor shall be liable under this Agreement for monetary damages (or otherwise) for breach of any of its representations, warranties, covenants and obligations contained in this Agreement or in any Schedule, Exhibit, certificate or affidavit delivered by the applicable Contributor pursuant thereto.

3.2          General Indemnification.

(a)          From and after the Closing Date, the Contributors, severally, agree to indemnify, hold harmless and defend the Operating Partnership and the REIT, and their respective officers, directors, employees, stockholders, partners, agents and affiliates (each of which is an “Indemnified Party”), from and against any and all claims, losses, damages, liabilities and expenses, including, without limitation, interest, penalties, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) asserted against, imposed upon or incurred by the Indemnified Party, to the extent resulting from any breach of a representation, warranty or covenant of such Contributor contained in this Agreement, or in any Schedule, Exhibit, certificate or affidavit delivered by such Contributor pursuant thereto. In each case, the applicable Contributor shall only bear the fees, costs or expenses in connection with the employment of one counsel (regardless of the number of Indemnified Parties).

(b)          The Contributors, severally, also agree to indemnify and hold harmless the Indemnified Parties from and against any and all Losses asserted against, imposed upon or incurred by the Indemnified Parties to the extent resulting from an unrelated third-party claim relating to the Contributed Interests arising from matters that occurred prior to the Closing.

(c)          With respect to any claim of an Indemnified Party pursuant to this Section 3.2, to the extent available, the REIT agrees to use diligent good faith efforts to pursue and collect any and all available proceeds and benefits of any right to defense under any insurance policy that covers the matter which is the subject of the indemnification prior to seeking indemnification from any Contributor until all proceeds and benefits, if any, to which the REIT or the Indemnified Party is entitled pursuant to such insurance policy have been exhausted; provided, however, that the REIT may make a claim under this Section 3.2 even if an insurance coverage dispute is pending, in which case, if the Indemnified Party later receives insurance proceeds with respect to any Losses paid by any Contributor for the benefit of any Indemnified Party, then the Indemnified Party shall reimburse the applicable Contributor(s) in an amount equivalent to such proceeds in excess of any deductible amount pursuant to Section 3.2(a) hereof up to the amount actually paid (or deemed paid) by such Contributor(s) to the Indemnified Party in connection with such indemnification (it being understood that all costs and expenses incurred by such Contributor(s) with respect to insurance coverage disputes shall constitute Losses paid by such Contributor(s) for purposes of Section 3.2(a) hereof).

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3.3          Notice and Defense of Claims. As soon as reasonably practicable after receipt by the Indemnified Party of notice of any liability or claim incurred by or asserted against the Indemnified Party that is subject to indemnification under this Article III, the Indemnified Party shall give notice thereof to the applicable Contributor(s), including liabilities or claims to be applied against the indemnification deductible established pursuant to Section 3.4 hereof; provided that failure to give notice to such Contributor(s) will not relieve such Contributor(s) from any liability that it may have to any Indemnified Party, unless, and only to the extent that, such failure (a) shall have caused prejudice to the defense of such claim or (b) shall have materially increased the costs or potential liability of such Contributor(s) by reason of the inability or failure of such Contributor(s) (due to such lack of prompt notice) to be involved in any investigations or negotiations regarding any such claim. Such notice shall describe in reasonable detail the facts known to such Indemnified Party giving rise to such claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by law, such Indemnified Party shall deliver to such Contributor(s), promptly after such Indemnified Party’s receipt thereof, copies of all notices and documents received by such Indemnified Party relating to such claim. The Indemnified Party shall permit such Contributor(s), at such Contributor’s option and expense, to assume the defense of any such claim by counsel selected by such Contributor(s) and reasonably satisfactory to the Indemnified Party, and to settle or otherwise dispose of the same; provided, however, that the Indemnified Party may at all times participate in such defense at its sole expense; and provided further, however, that such Contributor(s) shall not, in defense of any such claim, except with the prior written consent of the Indemnified Party in its sole and absolute discretion, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to all Indemnified Parties a full and complete release of all liabilities in respect of such claims, or that does not result only in the payment of money damages which are paid (or deemed paid) in full by such Contributor(s). If such Contributor(s) shall not have undertaken such defense within 20 days after such notice, or within such shorter time as may be reasonable under the circumstances to the extent required by applicable law, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such liability or claim on behalf of and for the account of such Contributor(s) and at such Contributor’s sole cost and expense (subject to the limitations in Section 3.4 hereof).

3.4          Limitations on Indemnification Under Section 3.2(a).

(a)          No Contributor shall be liable under Section 3.2(a) hereof unless and until the total amount recoverable by the Indemnified Parties under Section 3.2(a) exceeds one percent (1.0%) of the value of the aggregate Consideration received by such Contributor in exchange for its common and/or preferred equity interests in the Contributed Entity (valuing Common Stock at the IPO Price) and then only to the extent of such excess.

(b)          Notwithstanding anything contained herein to the contrary, before taking recourse against any assets of the Contributors and subject to the limitations set forth in the following sentence, the Indemnified Parties shall look, first to available insurance proceeds (including without limitation any title insurance proceeds, if applicable) pursuant to Section 3.2(c) above, and then to indemnification under this Article III, (and agree to treat any return of Common Stock in satisfaction of indemnification obligations hereunder as an adjustment to the consideration delivered to the applicable Contributor(s) pursuant to the Formation Transactions).

(c)          Notwithstanding anything to the Contrary in this Agreement, except in the case of fraud, in no event shall a Contributor be liable under Section 3.2(a) in an amount in excess of ten percent (10.0%) of the value of the aggregate Consideration (valuing Common Stock at the IPO Price) received by the Contributor in exchange for its common and/or preferred equity interests in the Contributed Entity pursuant to Section 1.2 hereof.

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(d)          Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or in the event of Losses relating to a third-party claim, the Contributors shall not be liable to the Indemnified Parties for any indirect, special damages, loss of profits, taxes relating to tax years beginning on or after Closing, loss of value or other similar speculative damages asserted or claimed by the Indemnified Parties.

3.5          Limitation Period.

(a)          Any claim for indemnification under Section 3.2 hereof must be asserted in writing by the Indemnified Party, stating the nature of the Losses and the basis for indemnification therefor on or prior to the first (1st) anniversary of the Closing.

(b)          If asserted in writing on or prior to the date specified in Section 3.5(a) hereof for the applicable claim, any claims for indemnification pursuant to Section 3.2 hereof shall survive until resolved by mutual agreement between the applicable Contributor(s) and the Indemnified Party or by arbitration or court proceeding.

3.6          Delivery of Indemnity Amounts. Indemnity payments may be made by the applicable Contributor(s) in the form of cash or Common Stock. To the extent indemnification is made through delivery by such Contributor(s) of Common Stock, such Common Stock shall be valued at an amount per Common Stock equal to the IPO Price. The Contributors shall have no further right, title or interest with respect to any such Common Stock.

ARTICLE IV

COVENANTS

4.1          Covenants of the Contributors.

(a)          Satisfaction of Conditions. The Contributors hereby covenant that the Contributors shall: (A) use commercially reasonable efforts and diligence in order to satisfy all of the conditions to Closing set forth herein, and (B) cooperate and assist in the REIT’s efforts to satisfy all of the conditions to Closing set forth herein, and agrees that the REIT shall not have any obligation to consummate the Closing hereunder unless and until such conditions have been satisfied or waived by the REIT in writing.

(b)          Consent to Transfers. The Contributors hereby consent to the transfer of, and waive any rights of first refusal, right of first offer, buy-sell agreements, put, option or similar parallel or dissenter rights or similar rights afforded to the Contributors under the Governing Agreement or otherwise with respect to any equity ownership interest in the Contributed Entity or any other company or property being contributed or transferred to the REIT pursuant to a separate contribution or other agreement or as otherwise described in the Registration Statement.

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(c)          No Disposition or Encumbrance of Contributed Interests. From the date hereof through the Closing, except as specifically contemplated by this Agreement, the Contributors shall not, without the prior written consent of the REIT: (i) sell, transfer (or agree to sell or transfer) or otherwise dispose of, or cause the sale, transfer or disposition of (or agree to do any of the foregoing) all or any portion of their interest in the Contributed Interests; or (ii) mortgage, assign, pledge or otherwise encumber in any manner the Contributed Interests.

(d)          Ordinary Course of Business. From the date hereof through the Closing, and except as specifically contemplated by this Agreement, the Contributors shall, to the extent within their control, cause the Contributed Entity and any subsidiary thereof to conduct its business in the ordinary course of business consistent with past practice, and shall, to the extent within its control, not permit any Contributed Entity or subsidiary thereof without the prior written consent of the REIT, to: (i) enter into any material transaction not in the ordinary course of business; (ii) mortgage, pledge or encumber any assets of the Contributed Entity or subsidiary thereof; (iii) cause or take any action that would render any of the representations or warranties set forth herein untrue; (iv) file an entity classification election pursuant to Treasury Regulations Section 301.7701-3(c) on Internal Revenue Service Form 8832 (Entity Classification Election) to treat the Contributed Entity as an association taxable as a corporation for federal income tax purposes; (v) make or change any other tax elections; (vi) settle or compromise any claim, notice, audit report or assessment in respect of taxes; (vii) change any annual tax accounting period; (viii) adopt or change any method of tax accounting; (ix) file any amended return, report or form (including an election, declaration, amendment, schedule, information return or attachment thereto) required to be filed with a governmental authority with respect to taxes (each, a “Tax Return”); (x) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any tax; (xi) surrender of any right to claim a tax refund; (xii) consent to any extension or waiver of the statute of limitations period applicable to any tax claim or assessment; or (xiii) make any distribution to its partners or members, except for cash distributions in the ordinary course of business consistent with past practices or as permitted by this Agreement.

4.2          Tax Covenants.

(a)          The Contributors, the REIT and the Operating Partnership shall provide each other with such cooperation and information relating to any of the Contributed Interests, the Contributed Entity or its subsidiaries as the parties reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for tax refund, (ii) determining any liability for taxes or a right to a tax refund, (iii) conducting or defending any proceeding in respect of taxes, or (iv) performing tax diligence, including with respect to the impact of this transaction on each of the REIT’s and NYMT’s ability to qualify and maintain its qualification as a REIT. Such reasonable cooperation shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The REIT shall promptly notify the Contributors upon receipt by the REIT or any of its affiliates of notice of (i) any pending or threatened tax audits or assessments with respect to the income, property or operations of the Contributed Entity or its subsidiaries and (ii) any pending or threatened federal, state, local or foreign tax audits or assessments of the REIT or any of its affiliates, in each case, which may affect the liabilities for taxes of the Contributors with respect to any tax period ending before or as a result of the Closing. Each Contributor shall promptly notify the REIT in writing upon receipt by the applicable Contributor or any of its affiliates of notice of any pending or threatened federal, state, local or foreign tax audits or assessments relating to the income, properties or operations of the Contributed Entity or its subsidiaries. Each of the REIT, the Operating Partnership and each Contributor may participate at its own expense in the prosecution of any claim or audit with respect to taxes attributable to any taxable period ending on or before the Closing Date; provided, that the Contributors shall have the right to control the conduct of any such audit or proceeding or portion thereof for which they have acknowledged liability for the payment of any additional tax liability, and the Operating Partnership shall have the right to control any other audits and proceedings. Notwithstanding the foregoing, neither the Operating Partnership nor any Contributor may settle or otherwise resolve any such claim, suit or proceeding which could have an adverse tax effect on the other party or its affiliates without the consent of the other parties, such consent not to be unreasonably withheld. The Contributors, the Operating Partnership and the REIT shall retain all Tax Returns, schedules and work papers with respect to the Contributed Entity or its subsidiaries, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such Tax Returns and other documents relate and until the final determination of any tax in respect of such years.

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(b)          The Operating Partnership shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Contributed Entity or its subsidiaries that are due after the Closing Date. To the extent such returns relate to a period ending on or prior to the Closing Date, such Tax Returns (including, for the avoidance of doubt, any amended Tax Returns) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable law.

4.3          Relationship to Contributed Entity. The Contributors and the REIT acknowledge and agree that, from and after the Closing, the Contributors shall no longer be a member, partner, stockholder or equity owner, or, if applicable, managing member or general partner, of the Contributed Entity and shall have no rights or benefits under the Governing Agreement.

ARTICLE V

CONDITIONS PRECEDENT TO THE CLOSING

5.1          Conditions to the REIT’s Obligation. In addition to any other conditions set forth in this Agreement, the REIT’s obligation to consummate the Closing is subject to the timely satisfaction of each and every one of the conditions and requirements set forth in this Section 5.1, all of which shall be conditions precedent to the REIT’s obligations under this Agreement.

(a)          IPO. The IPO, in such form and substance as the REIT, in its sole and absolute discretion, shall have determined to be acceptable, shall have been completed (or be completed simultaneously with the Closing).

(b)          Representations and Warranties. The representations and warranties made by the Contributors pursuant to this Agreement shall be true and correct as of the Closing as though such representations and warranties were made at the Closing and, if requested by the REIT, each Contributor shall have delivered a certificate to the REIT to such effect in regard to each Contributor’s representations and warranties set forth in this Agreement.

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(c)          Performance. The Contributors shall have performed and complied with all agreements and covenants that they are required to perform or comply with pursuant to this Agreement prior to the Closing, including having delivered each of the items set forth in Section 6.2 hereof.

(d)          Legal Proceedings. No order, statute, rule, regulation, executive order, injunction, stay, decree, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity that restrains, prohibits or otherwise invalidates the consummation of the transactions contemplated by this Agreement, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

(e)          Consents and Approvals. All necessary approvals and consents of governmental and private parties, including, without limitation, all ground lessors, tenants, other parties to service contracts, lenders and ratings agencies, partners, members or stockholders of the Contributed Entity or its subsidiaries, to effect the transactions contemplated by this Agreement, shall have been obtained.

(f)          Second Amended and Restated Operating Agreement. Each of the parties to the Second Amended and Restated Operating Agreement (as hereinafter defined) shall have executed and delivered a signature page to the Second Amended and Restated Operating Agreement prior to or simultaneous with the Closing.

(g)          Reliance on Regulation D. The REIT shall, based on the advice of its counsel and the representations made by the Contributors in this Agreement, be reasonably satisfied that the issuance of Common Stock to the Contributors may be made without registration under the Securities Act in reliance on Regulation D under the Securities Act.

(h)          No Material Adverse Change. There shall have not occurred between the date hereof and the Closing Date any material adverse change with respect to any of the Contributed Interests or any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the Contributed Entity.

5.2          Conditions to the Contributors’ Obligations. In addition to any other conditions set forth in this Agreement, the Contributors’ obligations to consummate the Closing is subject to the timely satisfaction of each and every one of the conditions and requirements set forth in this Section 5.2, all of which shall be conditions precedent to the Contributors’ obligations under this Agreement.

(a)          Representations and Warranties. The representations and warranties made by the REIT pursuant to this Agreement shall be true and correct as of the Closing as though such representations and warranties were made at the Closing.

(b)          Performance. The REIT shall have performed and complied in all material respects with all agreements and covenants that it is required to perform or comply with pursuant to this Agreement prior to the Closing.

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(c)          Legal Proceedings. No order, statute, rule, regulation, executive order, injunction, stay, decree, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity that prohibits the consummation of the transactions contemplated by this Agreement, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

ARTICLE VI

CLOSING AND CLOSING DOCUMENTS

6.1          Closing. The consummation and closing (the “Closing”) of the transactions contemplated pursuant to this Agreement shall take place at the offices of Hunton & Williams LLP in Atlanta, Georgia, or such other place as the REIT may designate, promptly following satisfaction of the conditions to Closing set forth herein (the “Closing Date”), or as otherwise set by agreement of the parties; provided, however, termination shall not relieve any party from a breach occurring prior to that date.

6.2          Contributor’s Deliveries. At the Closing, the Contributors shall deliver the following to the REIT in addition to all other items required to be delivered to the REIT by the Contributors:

(a)          Assignment of Contributed Interests. Each Contributor shall have executed and delivered an Assignment, in substantially the form of Exhibit B attached hereto.

(b)          FIRPTA Certificate. An affidavit from each Contributor certifying pursuant to Section 1445 of the Internal Revenue Code that each Contributor is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder).

(c)          Lock-up Agreement. Each Contributor shall have executed and delivered a Lock-up Agreement, in substantially the form of Exhibit C attached hereto.

(d)          Second Amended and Restated Operating Agreement. Each of the parties to the Second Amended and Restated Operating Agreement of the Contributed Entity, effective as of the Closing, substantially in the form of Exhibit D hereto (the “Second Amended and Restated Operating Agreement”), shall have executed and delivered a signature page to the Second Amended and Restated Operating Agreement of the Contributed Entity prior to or simultaneous with the Closing.

(e)          Other Documents. Any other document or instrument reasonably requested by the REIT or required hereby.

6.3          Default Remedies. If any Contributor defaults in performing any of its obligations under this Agreement, the REIT shall have all rights and remedies available to it at law or in equity resulting from such Contributor’s default, including without limitation, the right to seek specific performance of this Agreement and such Contributor’s obligation to convey the applicable Contributed Interests to the REIT hereunder. The parties acknowledge and agree that the failure of a condition precedent to occur, notwithstanding the good faith and commercially reasonable efforts of the applicable party, shall be a default hereunder.

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ARTICLE VII

MISCELLANEOUS

7.1          Notices. Any notice provided for by this Agreement and any other notice, demand, or communication required hereunder shall be in writing and either delivered in person (including by confirmed facsimile transmission) or sent by hand delivered against receipt or sent by recognized overnight delivery service or by certified or registered mail, postage prepaid, with return receipt requested. All notices shall be addressed as follows:

REIT or the Operating Partnership:

c/o RiverBanc Multifamily Investors, Inc.
227 West Trade Street
Suite 900
Charlotte, North Carolina 28202
Attention: Chief Executive Officer

with a copy to (which shall not constitute notice):

Hunton & Williams LLP
Bank of America Plaza, Suite 4100
600 Peachtree Street, N.E.
Atlanta, GA 30308
Attention: Christopher C. Green, Esq.
Fax No.: 404-888-4190

Contributors:

c/o New York Mortgage Trust, Inc.
275 Madison Avenue
New York, NY 10016
Attention: Chief Executive Officer

c/o JMP Holding LLC
600 Montgomery Street, Suite 1100
San Francisco, CA 94111
Attention: General Counsel

c/o Donlon Family LLC
227 Trade Street, Suite 900
Charlotte, NC 28202

Attention: Kevin Donlon

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Any address or name specified above may be changed by a notice given by the addressee to the other party. Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or set forth on the return receipt. The inability to deliver because of changed address of which no notice was given, or rejection or other refusal to accept any notice, demand or other communication, shall be deemed to be receipt of the notice, demand or other communication as of the date of such attempt to deliver or rejection or refusal to accept.

7.2          Entire Agreement; Third-Party Beneficiaries. This Agreement, including, without limitation, the exhibits hereto and thereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

7.3          Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4          Governing Law.

(a)          This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(b)          Each of the parties hereto, in respect of itself and its properties, (i) irrevocably submits to the personal jurisdiction of any New York federal or state court sitting in New York, New York, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in respect of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such courts, and (iii) waives any defense of inconvenient forum to the maintenance of the suit, action or proceeding so brought.

(c)          EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION7.4.

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7.5          Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto. Each party may rely upon the facsimile or electronic pdf email signature of any other party as if such signature were an original signature.

7.6          Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

7.7          Incorporation. All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

7.8          Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.9          Waiver of Conditions. The conditions to each party’s obligations hereunder are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

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7.10        Termination.

(a)          This Agreement may be terminated by written notice (given by the REIT to the Contributors or by all of the Contributors collectively to the REIT, as the case may be): (i) by the mutual written consent of the Contributors and the REIT; (i) by either the Contributors or the REIT, if the Closing shall not have occurred on or before the date that is one hundred fifty (150) days from the date of this Agreement (the “Termination Date”) (unless the failure to consummate the transactions contemplated by this Agreement is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any obligation required to be performed by such party at or prior to the Closing); (ii) by either the Contributors or the REIT, if (A) any governmental authority which must grant any required consent or approval has denied such approval and such denial has become final and nonappealable and the REIT and the Contributors do not waive the requirement of such approval or (B) any governmental authority shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; (iii) by the REIT, if it is not in material breach of its obligations under this Agreement, and if (A) at any time that any of the representations and warranties with respect to any Contributor herein become untrue or inaccurate such that Section 5.1(b) would not be satisfied or (B) there has been a breach on the part of any Contributor of any of their covenants or agreements contained in this Agreement such that Section 5.1(c) would not be satisfied, and, in both case (A) and case (B), such breach (if curable) has not been cured within thirty (30) days after the REIT has provided written notice of such breach to the Contributors; (iv) by the Contributors, if no Contributor is in material breach of its obligations under this Agreement, and if (A) at any time that any of the representations and warranties of the REIT herein become untrue or inaccurate such that Section 5.2(a) would not be satisfied, (B) there has been a breach on the part of the REIT of any of its covenants or agreements contained in this Agreement such that Section 5.2(b) would not be satisfied, and, in both case (A) and case (B), such breach (if curable) has not been cured within thirty (30) days after the Contributors have provided written notice of such breach to the REIT;

(b)          In the event of termination by the Contributors or the REIT pursuant to Section 7.10(a), written notice thereof shall forthwith be given to the other parties, this Agreement shall become void and have no effect, the transactions contemplated hereby shall be terminated without further action by any party, and except as provided in this Section 7.10(b), there shall be no liability on the part of any party to any other party. If the Contemplated Transactions are terminated as provided herein: (i) the provisions of this Article VII shall remain in full force and effect; and (ii) the termination of this Agreement shall not relieve any party from liability for fraud or breach of this Agreement that occurred prior to such termination.

[Signature Page Follows.]

17

IN WITNESS WHEREOF, this Agreement has been entered into effective as of the date first written above.

CONTRIBUTORS:

New York Mortgage Trust, Inc.

By:	/s/ Steven R. Mumma
Name: Steven R. Mumma
Title: Chief Executive Officer

JMP Holding LLC

By:	/s/ Raymond Jackson
Name: Raymond Jackson
Title: Chief Financial Officer

Donlon Family LLC

By:	/s/ Kevin M. Donlon
Name: Kevin M. Donlon
Title: Sole Member

REIT:

RiverBanc Multifamily Investors, Inc.

By:	/s/ Kevin M. Donlon
Name: Kevin M. Donlon
Title: Chief Executive Officer

OPERATING PARTNERSHIP:

RiverBanc Multifamily LP

By:	RiverBanc Multifamily Investors, Inc., its general partner

	By:	/s/ Kevin M. Donlon
Name: Kevin M. Donlon
Title: Chief Executive Officer

Schedule 2.2(b)

Not applicable.

EXHIBIT A

Contributor Name	Contributed Interest	Contributor’s Percentage Interest In Total Common Units of Contributed Entity	Number of Common Units Being Contributed(1)	Consideration
New York Mortgage Trust, Inc.	100% of NYMT’s Common Equity Interest in the Contributed Entity	67.2%	13,437,500 Common Units	714,187 shares of Common Stock
JMP Holding LLC	100% of JMP Holding LLC’s Common Equity Interest in the Contributed Entity	27.3%	5,468,750 Common Units	290,658 shares of Common Stock
Donlon Family LLC	100% of Donlon Family LLC’s Common Equity Interest in the Contributed Entity	5.5%	1,093,750 Common Units	58,131 shares of Common Stock

Contributor Name	Contributed Interest	Liquidation Preference for Contributed Interest	Consideration
New York Mortgage Trust, Inc.	100% of NYMT’s Preferred Units in the Contributed Entity	$32,682,287	1,737,024 shares of Common Stock

(1)          Common Units has the meaning set forth in the Governing Agreement.

Exhibit B

Assignment

The undersigned, for good and valuable consideration paid to the Assignor by RiverBanc Multifamily Investors, Inc., a Maryland corporation (“Assignee”), pursuant to the Contribution Agreement dated as of ___________, 2015, by and between Assignor, the other Contributors and Assignee (the “Agreement”) and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, does hereby sell, assign, transfer, convey and deliver to the Assignee, its successors and assigns, good and indefeasible right, title and interest to the limited liability company interests described on Schedule A hereto, including, without limitation, all right, title and interest, if any, of the undersigned in and to the assets of RB Multifamily Investors, LLC, a Delaware limited liability company, and the right to receive distributions of money, profits and other assets from such company, presently existing or hereafter at any time arising or accruing, free and clear of all liens, encumbrances, security interests, pledges, voting agreements, prior assignments or conveyances, conditions, restrictions, claims, and any other matters affecting title thereto.

The undersigned, for itself, its successors and assigns, hereby covenants and agrees that, at any time and from time to time after the date hereof, upon the written request of Assignee, the undersigned will, without further consideration, do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged and delivered, each of and all of such further acts, deeds, assignments, transfers, conveyances and assurances as may reasonably be required by Assignee in order to assign, transfer, set over, convey, assure and confirm unto and vest in Assignee, its successors and assigns, title to the interests described in Schedule A hereto

Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be signed by a duly authorized officer this __ day of ____________, 2015.

_____________, a ___________ _______________

By:
Name: Title:

Exhibit C

Lock-up Agreement

____________, 2015

ROBERT W. BAIRD & CO. INCORPORATED
KEEFE, BRUYETTE & WOODS INC.

c/o Robert W. Baird & Co. Incorporated
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

c/o Keefe, Bruyette & Woods, Inc.

787 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

The undersigned understands that Robert W. Baird & Co. Incorporated (“Baird”) and Keefe, Bruyette & Woods, Inc. (“KBW” and, together with Baird, the “Representatives”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with RiverBanc Multifamily Investors, Inc., a Maryland corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters named therein (the “Underwriters”), including the Representatives, of ___ shares (the “Shares”) of the common stock, $0.01 par value per share, of the Company (the “Common Stock”).

To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus relating to the Public Offering (the “Restricted Period”), (1) directly or indirectly offer, sell, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale, lend, or otherwise transfer or dispose of, or establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” (each within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to any shares of Common Stock, any options or warrants to purchase any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for or that represent the right to receive shares of Common Stock, (2) enter into any swap, forward contract, hedging transaction or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, (3) file or approve the filing of any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or make any demand for or exercise any right with respect to (other than piggyback registration rights, if any) the registration of any shares of Common Stock or the filing of any registration statement with respect thereto, or (4) publicly disclose or announce an intention to effect any transaction specified in clause (1), (2) or (3). The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer by the undersigned of shares of Common Stock except in compliance with this agreement.

The foregoing restrictions shall not apply to (a) the sale of the Shares in the Public Offering, (b) sales of shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with such sales, (c) transfers of shares of Common Stock or any security convertible into shares of Common Stock as a bona fide gift, (d) transfers by will or estate or intestate succession to the undersigned’s family, or to a trust, the beneficiaries of which are exclusively the undersigned or members of the undersigned’s family, (e) pro rata transfers or distributions, if the undersigned is not a natural person, of shares of Common Stock or any security convertible into Common Stock to limited partners, members, subsidiaries, stockholders or affiliates of the undersigned to the extent the undersigned is a partnership, limited liability company or corporation, (f) the exercise of any options to purchase shares of Common Stock or the vesting, award, delivery or settlement of shares of Common Stock and the receipt by the undersigned from the Company of shares of Common Stock thereunder, in each case pursuant to the Company’s stock option or equity-based compensation plans that are described in the registration statement and prospectus related to the Public Offering, and sales of such shares of Common Stock in transactions exempt from Section 16(b) of the Exchange Act that are issued upon exercise of such options or warrants or such vesting, award, delivery, settlement or receipt in order to pay or provide for any taxes due on such exercise, vesting, delivery, settlement or receipt or to pay the exercise price therefor, or (g) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act relating to sales by the undersigned of shares of Common Stock, if then permitted by the Company, provided that the shares subject to such plan may not be sold until after the expiration of the Restricted Period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required or voluntarily made during the Restricted Period; provided that in the case of any transfer, distribution or issuance pursuant to clauses (c), (d), (e) or (f), (i) each donee, heir, legatee, trustee, distributee, transferee or recipient shall sign and deliver a lock-up letter substantially in the form of this letter for the balance of the Restricted Period, and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the Restricted Period.

The undersigned understands that, if the undersigned is an officer or director of the Company, (1) this agreement shall apply to any issuer-directed shares that the undersigned may purchase in the Public Offering, (2) the Representatives will notify the Company at least three business days before the effective date of any release or waiver of the foregoing restrictions, (3) the Company will announce the impending release or waiver by a press release, satisfactory in form to the Representatives, through a major news service announcing such waiver or release, and (4) any release or waiver granted by the Representatives under this agreement will only be effective two business days after the publication date of such press release.

The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to the Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

It is understood that if the Company notifies the Representatives in writing that it does not intend to proceed with the Public Offering or if the Offering is not completed on or before ______________, 2015, this agreement shall be terminated and be of no further force or effect.

[Signature Page Follows]

Very truly yours,
Name:

Address

Exhibit D

Second Amended and Restated Operating Agreement

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

RB MULTIFAMILY INVESTORS LLC

Dated as of [•], 2015

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF CERTAIN STATES AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS. IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE SECURITIES AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED OR RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE SUBSEQUENT TRANSFER OF THE MEMBERSHIP INTERESTS WILL BE SEVERELY RESTRICTED BY THE TERMS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AS MAY BE FURTHER AMENDED FROM TIME TO TIME. IN ADDITION, PURCHASERS SHOULD BE AWARE THAT THE PROVISIONS OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY NOT BE AVAILABLE AT SUCH TIME AS A PURCHASER DESIRES TO DISPOSE OF THE SECURITIES BEING OFFERED HEREBY.

	TABLE OF CONTENTS (Cont’d)

	ARTICLE I
	DEFINITIONS

	ARTICLE II
	ORGANIZATIONAL MATTERS
2.1.	Formation	11
2.2.	Name	11
2.3.	Principal Place of Business; Other Places of Business	11
2.4.	Business Purpose	11
2.5.	Designated Agent for Service of Process	11
2.6.	Term	11
2.7.	Amendment and Restatement of Existing Agreement	11

	ARTICLE III
	UNITS AND CAPITAL CONTRIBUTIONS
3.1.	Units	11
3.2.	The Unit Register	12
3.3.	Capital Contributions	12
3.4.	No Interest on Capital and No Withdrawal and Return of Capital	13
3.5.	Adjustments to Book Value of Assets and Capital Accounts	13
3.6.	Consent by Members	13
3.7.	Additional Funding	13
3.8.	Non-Disclosure; Non-Use	14

	ARTICLE IV
	MANAGEMENT OF THE COMPANY
4.1.	Managing Member	14
4.2.	Officers and Related Persons	14
4.3.	Restrictions on Authority of the Managing Member	14
4.4.	Maintenance of Company Status	15
4.5.	Company Obligations	15
4.6.	Tax Returns	16
4.7.	Indemnification and Liability	16
4.8.	REIT Covenants	17

	ARTICLE V
	ALLOCATIONS OF NET PROFITS AND NET LOSSES; DISTRIBUTIONS
5.1.	Allocation of Net Profits and Net Losses	18

i

	TABLE OF CONTENTS (Cont’d)

5.2.	Distributable Cash	19
5.3.	Regulatory Allocations	20
5.4.	Tax Allocations	24
5.5.	Authority of Managing Member to Vary Allocations	24
5.6.	Limitation on Distributions	25
5.7.	Tax Withholding	25
5.8.	Sale of Units	25

	ARTICLE VI
	DISSOLUTION AND WINDING UP OF THE COMPANY
6.1.	Dissolution of Company	25
6.2.	Final Liquidation	26
6.3.	Deficit Capital Account	27
6.4.	Payment in Cash or In-Kind	27
6.5.	Liquidating Trust	27

	ARTICLE VII
	TRANSFER AND ASSIGNMENT OF UNITS
7.1.	General Prohibition	28
7.2.	Admission As a Member	28
7.3.	Effect of Transfer	28
7.4.	Unauthorized Transfer	28
7.5.	Additional Restrictions on Transfer	29
7.6.	Allocations Between Transferor and Transferee	30
7.7.	Call	30

	ARTICLE VIII
	CHANGEOVER EVENTS
8.1.	Changeover Events	30
8.2.	Changeover Sale	31

	ARTICLE IX
	RECORDS, ACCOUNTING AND REPORTS
9.1.	Books and Records	32
9.2.	Access to Records	32
9.3.	Bank Accounts and Investment of Funds	32
9.4.	Reports	33
9.5.	Tax Accounting Methods; Periods; Elections	34

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	TABLE OF CONTENTS (Cont’d)

	ARTICLE X
	AMENDMENTS
10.1.	Amendments Which May be Made Without the Consent of the Members	34
10.2.	Amendments and Waivers Requiring Consent of the Members	35
10.3.	Amendments and Waivers Requiring Approval of Affected Member	35

	ARTICLE XI
	MISCELLANEOUS
11.1.	No Waiver of Provisions	35
11.2.	Entire Agreement, Amendments, Interpretation, and Construction	36
11.3.	Governing Law	36
11.4.	Partial Invalidity	36
11.5.	Binding Effect	36
11.6.	Notices and Delivery	36
11.7.	Counterparts	37
11.8.	Statutory Provisions	37
11.9.	Waiver of Partition	37
11.10.	Tax Matters Partner	37

EXHIBIT A	Unit Register
EXHIBIT B	Addresses for Notice
EXHIBIT C	Joinder Agreement
EXHIBIT D	Schedule of Capital Uses
EXHIBIT E	Form of REIT Covenant for Joint Venture and Preferred Equity Investments

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SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

RB MULTIFAMILY INVESTORS LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is made and entered into as of the [•] day of July, 2015, by and among RB MULTIFAMILY INVESTORS LLC, a Delaware limited liability company (the “Company”), the parties listed on the signature pages hereto and all other Persons who hereafter execute the Joinder Agreement in accordance with the provisions hereof.

Statement of Purpose

WHEREAS, New York Mortgage Trust, Inc., JMP Capital LLC and Donlon Family LLC, as the Common Members of the Company immediately prior to the execution of this Agreement (the “Withdrawing Members”), have agreed to contribute 100% of the Common Units (as defined below) and Preferred Units (as defined below) owned by them to RiverBanc Multifamily LP, for which RiverBanc Multifamily Investors, Inc. (the “REIT Parent”) is the sole general partner, pursuant to that certain contribution agreement dated as of July 22, 2015 by and among the Withdrawing Members, RiverBanc Multifamily LP and the REIT Parent (collectively, the “Contribution Transactions”), concurrent with the execution of this Agreement; and

WHEREAS, immediately prior to the execution of this Agreement, Ellington Housing Investments LLC redeemed 100% of its Preferred Units for an amount equal to its Adjusted Capital Contribution with respect to its Preferred Units immediately prior to the execution of this Agreement plus the accrued but unpaid Preferred Return on its Preferred Units measured through the day immediately prior to the date hereof; and

WHEREAS, concurrent with this, and by their execution of this Agreement, EF CMO LLC will make an additional capital contribution in an amount as to bring its capital account to $19 million, plus the accrued but unpaid Preferred Return on its Preferred Units measured through the day immediately prior to the date hereof ; and

WHEREAS, concurrent with this, and by their execution of this Agreement, the Withdrawing Members will cease to be Members of the Company; and

WHEREAS, concurrent with the execution of this Agreement and the consummation of the Contribution Transactions, RiverBanc Multifamily LP will be the sole Common Member (as defined below) of the Company and EF CMO LLC will be the sole Preferred Member (as defined below) of the Company; and

WHEREAS, the Common Member and the Preferred Member listed on Exhibit A to this Agreement are the sole Members of the Company concurrent with the execution of this Agreement, and they, together with the REIT Parent (solely for purposes of Section 8.3 hereof), desire to amend and restate the Company’s Amended and Restated Limited Liability Company Agreement, dated July 1, 2014 (the “Existing Agreement”), as set forth herein.

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NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the mutual promises contained herein, the parties hereto agree as follows:

As of the date hereof, the Existing Agreement shall be amended and restated as set forth below, and hereafter the Existing Agreement shall be of no further force and effect.

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Consideration” has the meaning set forth in Section 5.8.

“Act” means the Delaware Limited Liability Company Act, as amended, and any successor provision.

“Additional Funds” has the meaning set forth in Section 3.8.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i)          Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations; and

(ii)         Debit to such Capital Account the items described in Sections 1.704- 1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

“Adjusted Capital Contribution” means:

(i)          For each Preferred Member, the excess, if any, of (i) such Preferred Member’s Capital Contribution with respect to Preferred Units held by such Preferred Member, over (ii) the amount of the aggregate distributions paid to such Preferred Member under Section 5.2(b); and

(ii)         For each Common Member, the excess, if any, of (i) such Common Member’s Capital Contribution with respect to Common Units held by such Common Member, over (ii) the aggregate amount of distributions paid to such Common Member under Section 5.2(b) that (A) are made in connection with the Company’s sale or other disposition of an Investment and (B) that constitute a return of such Common Member’s portion of the Company’s cost basis in such Investment. For the avoidance of doubt, the parties agree that any Tax Liability Distributions paid to the Common Members shall not reduce the Common Member’s Adjusted Capital Contribution.

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“Advisor” means RiverBanc LLC, a North Carolina limited liability company, or such other advisor as appointed from time to time in the Managing Member’s sole discretion.

“Affiliate” of a Person means: (i) any Person directly or indirectly controlling, controlled by, or under common control with the Person in question; (ii) any officer, director, manager, partner, employee or owner of the Person in question or an Affiliate thereof or (iii) any company or Affiliate thereof for which the Person in question acts as an officer, director, manager, partner or employee.

“Agreement” has the meaning set forth in the first paragraph to this agreement.

“Allocation Year” means (i) the period commencing on the date hereof and ending on December 31, 2015, (ii) any subsequent 12 month period commencing on January 1 and ending on December 31 except as otherwise required under Section 706 of the Code, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Net Profits, Net Losses and other items of Company income, gain, loss or deduction pursuant to Article V.

“Assumed Tax Rate” means the highest combined marginal effective federal, state and local income tax rate prescribed for an individual living in (or, as applicable, a corporation resident in) North Carolina (taking into account, if applicable and as determined by the Managing Member, the deductibility from ordinary income of state and local income taxes for federal income tax purposes, the difference between the effective rate for capital gains, ordinary income, and dividends) in the relevant Allocation Year.

“Annual Tax Liability” has the meaning set forth in Section 5.2(c).

“Business Day” means any day other than a Saturday, Sunday or holiday observed by the New York Stock Exchange.

“Call Due Date” has the meaning set forth in Section 3.3(b)(ii).

“Capital Account” means with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(i)          To each Member’s Capital Account there shall be credited (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Net Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 5.3(a) or Section 5.3(b), and (C) with respect to any Property distributed to such Member, the amount of any Company liabilities assumed by such Member or secured by such Property. The principal amount of a promissory note that is not readily traded on an established securities market and that is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(d)(2).

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(ii)         From each Member’s Capital Account there shall be debited (A) the amount of money and the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 5.3(a) or Section 5.3(b), and (C) with respect to any Property contributed by such Member, the amount of any liabilities of such Member assumed by the Company or secured by such Property.

(iii)        In the event an interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(iv)        In determining the amount of any liability for purposes of clauses (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event the Managing Member shall determine that it is prudent to modify or adjust the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members), are computed in order to comply with such Treasury Regulations, the Managing Member may make such modification or adjustment, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to this Agreement. Subject to the foregoing proviso, the Managing Member also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

“Capital Call” has the meaning set forth in Section 3.3(b)(i).

“Capital Contribution” means the gross fair market value, as determined by the Managing Member, of all the assets contributed to the capital of the Company by a Member as set forth beside such Member’s name on Exhibit A, provided that with respect to any Member that acquired Units from another Member, the Capital Contribution of the transferee Member with respect to such Units shall be the Capital Contribution with respect to such Units of the Member from whom such transferee Member received its Units.

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“Cash Coverage Test” has the meaning set forth in Section 4.3(f).

“Certificate” shall mean the Certificate of Formation of the Company on file with the Secretary of State of the State of Delaware, as may be amended from time to time.

“Changeover Event” means the occurrence of one or more events described in Section 8.1 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor provision.

“Commitment” means, with respect to a Member, the commitment of such Member to make Capital Contributions as set forth on Exhibit A.

“Common Member” means a Member holding one or more Common Units.

“Common Unit Percentage” means, with respect to a Common Member, an amount, expressed as a percentage, equal to the number of Common Units held by such Member divided by the number of outstanding Common Units, subject to the adjustment provisions of Section 3.2 and Section 3.3(b).

“Common Units” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the first paragraph to this Agreement.

“Company Confidential Information” means all information concerning or related to the business, operations, financial condition or prospects of the Company or any of its Affiliates, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and specifically includes (i) all information regarding the officers, managers, partners, directors, employees, members, customers, suppliers, distributors, sales representatives and licensees of the Company and its Affiliates, in each case whether past, present or prospective, (ii) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of the Company and its Affiliates and (iii) all financial statements, audit reports, budgets and business plans or forecasts of the Company and its Affiliates; provided, however, that Confidential Information does not include (A) information which is or becomes generally known to the public through no act or omission of a Member in violation of Section 3.9, and (B) information which has been or hereafter is lawfully obtained by a Member from a source other than the Company or any of its Affiliates (or their respective officers, managers, partners, directors, employees, members or agents) so long as, in the case of information obtained from a third party, such third party was or is not, directly or indirectly, subject to an obligation of confidentiality owed to the Company or any of its Affiliates at the time such Confidential Information was or is disclosed to such Member.

“Contribution Transactions” has the meaning set forth in the Statement of Purpose.

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“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Disagreeing Member” has the meaning set forth in Section 8.2.

“Distributable Cash” for any period means such portion of the cash in hand or in bank accounts of the Company that is available for distribution to the Members after the payment to the Preferred Member pursuant to Section 3.1(c) and after reasonable provision has been made for the current liabilities of the Company and Reserves.

“Ellington” means EF CMO LLC.

“Excess Net Losses” has the meaning set forth in Section 5.3(c).

“Exclusion Adjustment” means the Company’s unreturned investment in any Investment that the Company acquired after the date hereof without the consent of all Preferred Members.

“Existing Agreement” has the meaning set forth in the Statement of Purpose.

“GAAP” means Generally Accepted Accounting Principles in the United States, consistently applied.

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis for federal income tax purposes, except as follows:

(i)          The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as used in determining such Member’s Capital Contribution;

(ii)         The Gross Asset Values of all Company assets may be adjusted pursuant to Section 3.6;

(iii)        The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Managing Member; and

(iv)        The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (vi) of the definition of “Net Profits “and” Net Losses”; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent that such adjustment would be duplicative of any adjustment made pursuant to clause (ii) in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

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Such Gross Asset Value shall be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Profits and Net Losses and subsequent adjustments to a Member’s Capital Account.

“Indemnitee” has the meaning set forth in Section 4.5.

“Initial Investments” means the following Investments, each as referenced on Exhibit D: Bent Tree Apartments, Evergreens at Mt. Moriah Apartments, and mezzanine loans for Waters at Elm Creek and Waters at Bluff Springs.

“Investment” means any equity interests or other assets of another Person that the Company has acquired, whether directly or indirectly through one or more of its Affiliates.

“Investment Management Agreement” means the investment management agreement between the Advisor, the Managing Member, the REIT Parent and the Company, entered into on the date hereof, as such agreement may be amended, restated and otherwise modified from time to time.

“Joinder Agreement” means the joinder agreement attached hereto as Exhibit C (or the substantial equivalent thereof).

“Managing Member” means RiverBanc Multifamily LP.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Treasury Regulations.

“Member Nonrecourse Debt Minimum Gain” has the same meaning as the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Treasury Regulations.

“Members” means those Persons listed as such on Exhibit A hereto, and any other Person who is subsequently admitted as a Member pursuant to Section 7.2; provided, however, that notwithstanding anything to the contrary contained herein, any Person shall cease to be a Member as provided in Section 7.3.

“Membership Interest” means all of a Member’s rights in the Company, including without limitation, to the extent provided in this Agreement or under any law (as superseded by this Agreement, where possible) his or its (i) share of the Net Profits and Net Losses of the Company, (ii) right to receive distributions of the Company’s assets, (iii) right to vote on matters relating to the Company and (iv) right to participate in the management of the Company’s affairs.

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“Membership Minimum Gain” has the same meaning as the term “partnership minimum gain” in Sections 1.704-2(b)(2) and 1.704-2(d) of the Treasury Regulations.

“Net Profits” and “Net Losses” of the Company for each Allocation Year mean the taxable net income and net losses for such Allocation Year, respectively, of the Company, determined in accordance with Section 703(a) of the Code (with all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) to be included in said taxable net income or net losses); provided, however, that for purposes of determining Net Profits or Net Losses, the following adjustments shall apply:

(i)          Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses shall be added to such taxable net income or net losses;

(ii)         Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Net Profits or Net Losses, shall be subtracted from such taxable net income or net losses;

(iii)        In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Gross Asset Value”, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits and Net Losses;

(iv)        Gain or loss resulting from a disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(v)         In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

(vi)        To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

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(vii)       Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 5.3(a) or Section 5.3(b) shall not be taken into account in computing Net Profits or Net Losses.

The amounts of the items of income, gain, loss or deduction available to be specially allocated pursuant to Section 5.3(a) and Section 5.3(b) shall be determined by applying rules analogous to those set forth in clauses (i) through (vi) above.

“Non-Member Transferee” has the meaning set forth in Section 7.2.

“Nonrecourse Deductions” has the meaning as determined under Treasury Regulations Section 1.704-2(b)(1).

“Offer Notice” has the meaning set forth in Section 3.3(b)(iv).

“Person” means any individual, general partnership, limited partnership, corporation, trust, limited liability company or other association or entity.

“Preferred Member” means a Member that holds one or more Preferred Units.

“Preferred Return” means with respect to each Preferred Member, a return of 10.0% per annum (prior to the occurrence of a Changeover Event and 15.0% per annum thereafter), on the daily balances of such Member’s Adjusted Capital Contribution with respect to its Preferred Units, as measured from the date on which such Capital Contributions were actually made.

“Preferred Units” has the meaning set forth in Section 3.1(a).

“Property” means all property or assets held by the Company, whether real or personal, tangible or intangible, other than money.

“Redemption Amount” means, with respect to a Preferred Member, an amount equal to (i) the Adjusted Capital Contribution with respect to such Preferred Member’s Preferred Units, plus (ii) any accrued but unpaid Preferred Return measured through the date of the payment of the Redemption Amount, plus (iii) the Redemption Premium.

“Redemption Premium” means, with respect to a Preferred Member, an amount that is equal to:

(i)          the Preferred Return that would have been paid to such Preferred Member through July 1, 2016 if the Preferred Units were outstanding through such date (exclusive of any amounts actually paid to such Preferred Member pursuant to clause (ii) of the definition of Redemption Amount), if the Redemption Amount is paid before July 1, 2016;

(ii)          1.0% of the Adjusted Capital Contribution with respect to such Preferred Member’s Preferred Units as of the date of the payment of the Redemption Amount, if the Redemption Amount is paid on or after July 1, 2016 but before July 1, 2017; or

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(iii)        zero (-0-), if the Redemption Amount is paid on or after July 1, 2017.

provided, however, that if the Redemption Amount is paid before [          ]1, 2015, the Redemption Premium will be zero (-0-) with respect to 8,170,567 of the Preferred Units.

“Regulatory Allocations” has the meaning set forth in Section 5.3(b).

“REIT” means a “real estate investment trust” within the meaning of Sections 856 through 859 of the Code.

“REIT Covenants” means the covenants set forth in Section 4.6.

“REIT Entity” means an entity taxed as a REIT that is a Preferred Member or that owns, directly or indirectly, an equity interest in a Preferred Member.

“REIT Entity Preferred Member” means a Preferred Member that is a REIT Entity or is owned, directly or indirectly, by a REIT Entity.

“REIT Parent” has the meaning set forth in the Statement of Purpose.

“Reserves” means, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts reasonably deemed sufficient by the Managing Member for working capital and for payment of taxes, the payment of the Tax Liability Distributions, insurance, debt service, or other costs or expenses incident to the ownership or operation of the Company’s business.

“Shortfall Amount” has the meaning set forth in Section 3.3(b)(iii)(A).

“Special REIT Preferred Share” has the meaning set forth in Section 8.3.

“Subsidiary” or “Subsidiaries” means any Person in which the Company controls or holds, directly or indirectly, 50% or more of the voting securities or voting power.

“Tax Liability Distribution” has the meaning set forth in Section 5.2(c).

“Tax Matters Partner” has the meaning set forth in Section 11.10.

“Transfer” means, with respect to any Unit or other interest in the Company, a sale, conveyance, exchange, assignment, pledge, encumbrance, gift, bequest, hypothecation, or other transfer or disposition by any other means, whether for value or no value and whether voluntary or involuntary (including, without limitation, by operation of law), or an agreement to do any of the foregoing.

“Treasury Regulations” means the regulations (including temporary regulations) of the United States Treasury Department pertaining to the income tax, as amended, and any successor provision.

“Unit Register” has the meaning set forth in Section 3.2.

“Units” has the meaning set forth in Section 3.1(a).

“Withdrawing Members” has the meaning set forth in the Statement of Purpose.

1 Enter the date that is three months after the date of this agreement.

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ARTICLE II

ORGANIZATIONAL MATTERS

2.1.         Formation. On July 24, 2013, the Company was formed as a Delaware limited liability company by the execution and delivery of the Certificate to the Secretary of State of the State of Delaware in accordance with the provisions of the Act. The Members acknowledge the formation of the Company under the Act for the purposes and upon the terms and conditions hereinafter set forth. The rights and liabilities of the Members shall be as provided in the Act, except as otherwise expressly provided herein. In the event of any inconsistency between any terms and conditions contained in this Agreement and any non-mandatory provisions of the Act, the terms and conditions contained in this Agreement shall govern.

2.2.         Name. The name of the Company is “RB Multifamily Investors LLC”.

2.3.         Principal Place of Business; Other Places of Business. The principal place of business of the Company is located at such places within or outside the State of Delaware as the Managing Member may from time to time designate. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Managing Member deems advisable.

2.4.         Business Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act.

2.5.         Designated Agent for Service of Process. The Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware.

2.6.         Term. The Company’s existence commenced at the time and on the date appearing on the Certificate and shall have perpetual existence unless and until it is dissolved and its affairs are wound up pursuant to this Agreement.

2.7.         Amendment and Restatement of Existing Agreement. As of the date hereof, (a) the Existing Agreement shall be amended and restated in its entirety as set forth in this Agreement and (b) hereafter the Existing Agreement shall be of no further force and effect.

ARTICLE III

UNITS AND CAPITAL CONTRIBUTIONS

3.1.         Units.

(a)          The Company’s Membership Interests are represented by two classes of units (such units being referred to herein as “Preferred Units” and “Common Units”, respectively, and collectively as the “Units”). The Preferred Units and Common Units shall have the respective rights, restrictions and limitations set forth in this Agreement. Units shall not be evidenced by certificates. A Person who is not designated herein as a Member shall not, by virtue of holding Units, become a Member unless such Person is admitted as a member pursuant to Section 7.2.

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(b)          The Company hereby represents and warrants as of the date hereof that the issued and outstanding Preferred Units have been duly authorized and validly issued and are fully paid and that none of the outstanding Preferred Units were issued in breach of any material agreement to which the Company or any of its controlled subsidiaries is a party.

(c)          With respect to the Preferred Units, the Company shall pay to the Preferred Members, on a quarterly basis, the Preferred Return. Payments of the Preferred Return shall be made no later than the tenth (10th) day following the end of each quarter. Any amounts paid pursuant to this Section 3.1(c) shall constitute payments under Section 707(c) of the Code and, accordingly, such payments will not be treated as distributions under this Agreement or otherwise for purposes of maintaining Capital Accounts.

3.2.         The Unit Register. The name of each Member, the number and class of Units issued to each Member, and the Capital Contribution and Capital Account of each Member as of the date of this Agreement are as set forth on the unit register attached as Exhibit A hereto (as amended, the “Unit Register”). In the event of any change with respect to the information stated on Exhibit A hereto, the Company shall promptly (a) amend Exhibit A to reflect such change and (b) provide a copy of the revised Exhibit A to each of the Members; provided, however, the failure of the Company to amend Exhibit A or provide a revised copy of Exhibit A to the Members shall not prevent the effectiveness of or otherwise affect the underlying adjustments that would be reflected in such an amendment to Exhibit A; provided, further, that the Company shall reflect transfers of Units on the Unit Register only upon compliance with the provisions of this Agreement as contained in Article VII. Upon the Transfer of any Common Units, the acceptance of additional Capital Contributions with respect to Common Units or the issuance or redemption of any Common Units, each Common Member’s Common Unit Percentage will be adjusted proportionately based on the aggregate Capital Contributions with respect to each Common Member’s Common Units.

3.3.         Capital Contributions.

(a)          Generally. Each Member has made a Capital Contribution to the Company in cash or other property in exchange for the Units specified for such Member on Exhibit A hereto.

(b)          Additional Capital Contributions.

(i)           No Member shall have the obligation to make any additional Capital Contribution to the Company. Common Members may contribute additional capital to the Company, from time to time, and receive additional Membership Interests, in the form of Common Units, in respect thereof, in the manner contemplated in the second sentence immediately following this sentence. The determination of whether to accept such additional Capital Contribution shall be in the sole discretion of the Managing Member. Common Members will be issued one additional Common Unit in exchange for each $1.00 of Capital Contribution made after the date hereof. No additional Preferred Units shall be issued without the consent of the Managing Member and the Preferred Members.

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(ii)          The issuance of Units or any other Membership Interests may be made in exchange for such cash, property, or services, and on such other terms and conditions, as the Managing Member shall determine.

(iii)         A Person to whom Units have been issued shall not become a Member, with the rights and privileges associated therewith, until such Person executes a copy of this Agreement or delivers to the Company a written acknowledgment, in form and substance satisfactory to the Managing Member, whereby such Person agrees to be a Member and to be bound by the provisions of this Agreement.

3.4.         No Interest on Capital and No Withdrawal and Return of Capital. Except as may otherwise be specifically provided in this Agreement, no Member shall be entitled to receive any interest on his or its Capital Contribution to the Company. No Member shall be entitled to withdraw any part of his or its Capital Account or to receive any distribution (including distributions upon withdrawal) except as provided in this Agreement. No specific time has been agreed upon when the Capital Contributions of the Members shall be returned.

3.5.         Adjustments to Book Value of Assets and Capital Accounts. The Managing Member may, upon the sale or other issuance of Units (including without limitations the issuance of Units in exchange for services to the Company), the making of additional Capital Contributions, or at such other times as permitted by Section 1.704-1(b)(2)(iv) of the Treasury Regulations, adjust the Gross Asset Value of the Company’s assets pursuant to Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations to reflect their then fair market value (as determined by the Managing Member), and in such event the Capital Account of each Member shall be adjusted to reflect such Member’s share of unrealized gain or loss, as provided in Article V, as if such property had been sold for its then fair market value (as determined by the Managing Member).

3.6.        Consent by Members. By the execution hereof, the Members expressly consent to the exercise by the Managing Member of the rights, powers, and authority conferred on the Managing Member by this Agreement. Where this Agreement shall be in conflict with the Act, where permitted, this Agreement shall be deemed to control.

3.7.        Additional Funding. Subject to the provisions of Section 4.3 hereof, if the Managing Member determines that it is in the best interests of the Company to provide for additional Company funds (“Additional Funds”) for any Company purpose, the Managing Member may (i) cause the Company to obtain such funds from outside borrowings, or (ii) elect to have the Managing Member or any of its Affiliates provide such Additional Funds to the Company through loans or otherwise, provided, however that any such Additional Funds will be subordinate to the Preferred Units with respect to the distribution of assets upon liquidation, dissolution or winding up of the Company.

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3.8.        Non-Disclosure; Non-Use. Each Member agrees that all Company Confidential Information (a) is and shall remain (as between such Member and the Company) the sole and exclusive property and proprietary information of the Company and (b) shall not be used or disclosed by such Member except (i) in furtherance of the Company’s business, (ii) with the prior written consent of the Managing Member or (iii) as required by applicable law.

ARTICLE IV

MANAGEMENT OF THE COMPANY

4.1.        Managing Member. The management of the Company is fully reserved to the Managing Member, who is RiverBanc Multifamily LP. Subject to Section 4.2 and Section 4.3 hereof, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managing Member, who shall make all decisions and take all actions for the Company. Decisions or actions taken by the Managing Member in accordance with this Agreement shall constitute decisions or actions by the Company and shall be binding on the Company. Except as expressly provided for herein, including Section 4.2 hereof, the Members (other than the Managing Member) shall not participate in, or take part in the control of, the business of the Company, and shall have no right or authority to act for or bind the Company.

4.2.        Officers and Related Persons. The Managing Member shall have the authority to (i) appoint and terminate officers of the Company, including, but not limited to, a chief executive officer, a president, one or more chief investment officers, a chief financial officer, one or more vice presidents (each of whom may be designated as an executive vice president, a senior vice president or a vice president with a particular area of responsibility), a treasurer, one or more assistant treasurers, a secretary and one or more assistant secretaries, each of which shall have such rights, powers and authority as the Managing Member may, in its sole discretion, from time to time delegate to any such officer, and (ii) retain and terminate employees, agents and consultants of the Company, including the Advisor, and to delegate such duties to any such officers, employees, agents and consultants as the Managing Member deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

4.3.        Restrictions on Authority of the Managing Member. Notwithstanding anything to the contrary contained herein, without the written consent of all of the Preferred Members, the Managing Member shall not have the authority to, with respect to the Company:

(a)          Change the principal business of the Company to something other than investing in multifamily-related debt and equity Investments;

(b)          Cause the Company to incur indebtedness for borrowed money, other than:

(i)          indebtedness for trade payables not to exceed $1,000,000 at any time, and

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(ii)         nonrecourse indebtedness (other than nonrecourse carveouts for bad acts), with a maximum of 80% loan to value on a weighted average basis for all Investments, provided, however, that no debt shall be incurred, directly or indirectly, on any of the Investments owned by the Company as of July 1, 2015 in excess of that in place on such Investment as of July 1, 2015;

(c)          Cause the ratio of (i) the Adjusted Capital Contributions of all the Preferred Members to (ii) the Adjusted Capital Contributions of all Common Members to exceed 25%;

(d)          Cause the Company to make distributions to Common Members during any fiscal quarter if the cash generated from Investments and collected by the Company during the preceding fiscal quarter does not exceed the product of (i) 1.25 and (ii) the total Preferred Return due to the Preferred Members on the succeeding quarterly due date (a “Cash Coverage Test”). Cash retained by the Company in any one quarter, and not distributed to the Common Members, may be distributed in subsequent quarters provided that the Company meets the Cash Coverage Test for that quarter;

(e)          Cause the Company to make distributions to Common Members after the occurrence and during the continuance of an event of default under any agreement to which the Company is a party that evidences indebtedness for borrowed money;

(f)          Settle any litigation, arbitration or administrative proceedings, or confessing judgment, in each case on behalf of the Company and requiring payment in excess of $50,000 (unless any excess above $50,000 is funded by insurance proceeds, subject to applicable deductibles) or instituting any legal action for damages in excess of $50,000; or

(g)          Cause the Company to file any petition or consent to the filing of any petition that would subject the Company to a bankruptcy.

The Managing Member’s ability to amend this Agreement and/or the Certificate is governed by Article X.

4.4.         Maintenance of Company Status.

(h)          The Managing Member shall at all times use its best efforts to cause the Company to comply with such conditions as may be required from time to time to permit the Company to be classified, for federal income tax purposes, as a partnership and not as an association taxable as a corporation.

(i)           The Managing Member shall take all action which shall be necessary or appropriate for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware.

4.5.         Company Obligations. Except as provided in this Section 4.5 and elsewhere in this Agreement (including the provisions of Articles V and VI hereof regarding distributions, payments and allocations to which it may be entitled), the Managing Member shall not be compensated for its services as Managing Member of the Company.

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4.6.        Tax Returns. The Managing Member shall cause the Company to prepare and file on or before the due date (or any extension thereof) any federal, state or local tax returns required to be filed by the Company. The Managing Member shall cause the Company to pay any taxes payable by the Company.

4.7.        Indemnification and Liability.

(a)          The Company shall defend, indemnify and hold harmless the current or former Members, Managing Member, Tax Matters Partner, Directors, officers, executives (whether or not employees) and their respective Affiliates, agents, officers, executives (whether or not employees), partners, employees, representatives, directors, members, managers and shareholders (individually, an “Indemnitee”) to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint and several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative, or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act concerning the activities of the Company, if the Indemnitee’s conduct (i) was in good faith, within the scope of such Indemnitee’s authority and in a manner it reasonably believed to be in, or not contrary to, the best interests of the Company and (ii) did not constitute fraud, willful misconduct, bad faith, gross negligence, a knowing violation of law or a material breach of this Agreement. The termination of an action, suit, or proceeding by judgment, order, settlement, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee’s conduct constitutes fraud, willful misconduct, bad faith, gross negligence, a knowing violation of law, a material breach of this Agreement.

(b)          In the sole discretion of the Managing Member, expenses incurred by an Indemnitee in defending any claim, demand, action, suit, or proceeding subject to this Section 4.5 may be advanced by the Company prior to the final disposition of such claim, demand, action, suit, or proceeding upon receipt by the Company of a written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 4.5.

(c)          Any indemnification provided hereunder shall be satisfied solely out of the Company’s assets, as an expense of the Company. No Member shall be subject to personal liability by reason of these indemnification provisions.

(d)          The provisions of this Section 4.5 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person.

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(e)          No Indemnitee shall be liable to the Company or to a Member for any losses sustained or liabilities incurred as a result of any act or omission of such Indemnitee if the Indemnitee’s conduct (i) was in good faith, within the scope of such Indemnitee’s authority, and in a manner it reasonably believed to be in, or not contrary to, the best interests of the Company and (ii) did not constitute fraud, gross negligence, willful misconduct, or a knowing violation of law.

(f)          Any repeal or modification of this Section 4.5 by the Members shall not adversely affect any rights of such Indemnitee pursuant to this Section 4.5, including the right to indemnification and to the advancement of expenses of an Indemnitee existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

4.8.        REIT Covenants. The Company agrees that in the event that any Preferred Member is a REIT Entity Preferred Member is then notwithstanding anything to the contrary set forth in this Agreement, the Company acknowledges and agrees that:

(a)          the business of the Company and any Subsidiaries shall be conducted so as to cause or allow the Company’s direct or indirect income and assets to meet the requirements of Sections 856(c)(2), 856(c)(3), and 856(c)(4) of the Code, as in effect from time to time (as if the Company were a REIT); provided, however, that there shall be no breach of this covenant if the Company’s direct or indirect income and assets fail to meet such requirements solely by virtue of the inclusion of the income and assets of the Initial Investments (when viewed together with all other income and assets of the Company) if the Company has used commercially reasonable efforts to prevent the Initial Investments from causing such failure;

(b)          notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of each of REIT Entity Preferred Member, the Company shall not (and it shall cause its Subsidiaries to not) engage in any transaction that could reasonably be characterized as a “prohibited transaction” subject to tax under Section 857(b)(6) of the Code;

(c)          the Company will not (nor will it cause or allow the Advisor or any of their respective subsidiaries or Affiliates, including, without limitation, any Subsidiary) take any other action, or fail to take any other action, with respect to which it is advised in writing by any REIT Entity Preferred Member, making such notice in good faith and upon the recommendation of counsel, (prior to taking or failing to take such other actions) that there is more than an insubstantial risk that the taking of such action, or failure to take such action, reasonably could be expected to result in or contribute to the related REIT Entity failing to qualify as a REIT;

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(d)          the Company shall provide each REIT Entity Preferred Member with any information with respect to the Company and the Property reasonably requested in writing by such REIT Entity Preferred Member for the purposes of verifying whether the Company’s income and asset are treated as qualifying for purposes of the income and asset tests applicable to REITs in Section 856(c) of the Code, including, without limitation, the completion of questionnaires and REIT compliance checklists. In furtherance of the foregoing, not later than thirty (30) days following the close of each calendar quarter during which any Preferred Member is a REIT Entity Preferred Member, the Company shall supply each REIT Entity Preferred Member with a schedule showing the Company’s assets and gross income. The Company shall provide such information and documents to each REIT Entity Preferred Member, even if the REIT Entity Preferred Member no longer holds an interest in the Company, provided that such information and documents relate to any period during which the REIT Entity Preferred Member, held an interest in the Company;

(e)          the Company and any Company Subsidiary shall properly identify as a hedging transaction for federal income tax purposes any swap or other derivative transaction entered into by the Company to hedge interest rate risk on indebtedness incurred to acquire or carry real estate assets in compliance with the requirements of Treasury Regulations section 1.1221-2 (which generally requires that the swap or other derivate transaction is identified as a hedge for tax purposes prior to the close of the date on which the transaction is entered into and that the hedged item is identified within 35-days of when the hedging transaction is entered into);

(f)          if “foreclosure property” (as defined in Section 856(e)(1) of the Code) is acquired, the Company shall provide each the REIT Entity Preferred Member with any information reasonably requested by each the REIT Entity Preferred Member in writing to allow each the REIT Entity Preferred Member to make foreclosure property elections with respect to such foreclosure property as provided in Section 856(e)(5) of the Code and Treasury Regulations section 1.856-6; and

(g)          the Company shall use commercially reasonable efforts to have included in any operating, limited liability company, or partnership agreement applicable to any joint venture or preferred equity investment the Company acquires restrictions similar to those in Exhibit E with respect to the entity in which the Company acquires joint venture equity or preferred equity.

For the avoidance of doubt, all the parties hereto acknowledge and agree that the Members shall have no liability for a breach of any of the REIT Covenants, and that the Company shall be solely liable for any breach of the REIT Covenants and any damages suffered by the Members as a result thereof.

ARTICLE V

ALLOCATIONS OF NET PROFITS AND NET LOSSES; DISTRIBUTIONS

5.1.         Allocation of Net Profits and Net Losses.

(a)          Net Profits and Net Losses shall be determined and allocated with respect to each Allocation Year of the Company as of the end of such Allocation Year. Subject to the other provisions of this Agreement, an allocation to a Member of a share of Net Profits or Net Losses shall be treated as an allocation of the same share of each item of income, gain, loss, or deduction that is taken into account in computing Net Profits or Net Losses. Notwithstanding the foregoing, to the extent permitted by Law, the Preferred Members shall not be allocated items of Net Profits that would be treated as gain from the sale of a “United States real property interest” as defined in Section 897(c)(1) of the Code.

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(b)          After giving effect to the special allocations set forth in Section 5.3, Net Profits and Net Losses for any Allocation Year shall be allocated to all the Members in such manner that, as of the end of such Allocation Year, the sum of: (i) the Capital Account of each Member, (ii) such Member’s share of Membership Minimum Gain, and (iii) such Member’s Member Nonrecourse Debt Minimum Gain, immediately after giving effect to such allocations, is, as nearly as possible, equal to the net amounts, positive or negative, that would be distributed to such Member or for which such Member would be liable to the Company under this Agreement, determined as if: (i) the Company were dissolved and terminated at the end of such Allocation Year, (ii) its affairs were wound up and each asset on hand at the end of such Allocation Year was sold for cash equal to its Gross Asset Value, (iii) all liabilities of the Company were satisfied (limited with respect to each nonrecourse liability to the fair market value of the assets securing such liability) and (iv) the net assets of the Company were distributed to the Members in accordance with Section 6.2(b).

5.2.         Distributable Cash.

(a)          Except with respect to payments of Tax Liability Distributions (which shall be mandatory to the extent of Distributable Cash, subject to the proviso at the end of this sentence), to the extent the payment of such distributions does not cause a breach under the terms of any agreement between the Company and any lender thereto, the Managing Member shall decide in its sole discretion, subject to Section 5.2(b)(i), when and if to make a distribution of Distributable Cash pursuant to the terms hereof.

(b)          Subject to Section 6.2, when distributed, all distributions (including without limitation, distributions of Distributable Cash) shall be distributed among all the Members in accordance with the following order of priority:

(i)          until there has been a Changeover Event, to the Common Members pro rata among such Members in proportion to their Common Unit Percentage; and

(ii)         after the occurrence of a Changeover Event:

(A)          first to those Preferred Members with positive Adjusted Capital Contributions with respect to the Preferred Units (pro rata in accordance with the ratio of such Adjusted Capital Contributions), until no Preferred Member has a positive Adjusted Capital Contribution balance with respect to the Preferred Units, and

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(B)          thereafter, the remainder shall be shall be distributed among the Common Members, pro rata among such Members in proportion to their Common Unit Percentage.

(c)          To the extent that as of March 15th of any Allocation Year the aggregate amounts distributed to any Common Member (or its successor-in-interest) pursuant to Section 5.2(b) and this Section 5.2(c) for the immediately prior Allocation Year is less than such Member’s Annual Tax Liability with respect to its Common Units for such Allocation Year, then on or before such March 15th, the Company shall (to the extent required pursuant to Section 5.2(a)) make a cash distribution (a “Tax Liability Distribution”) to each Common Member equal to such shortfall. Any amounts distributed pursuant to this Section 5.2(c) shall be considered an advance against subsequent distributions under Section 5.2(b) or Section 6.2(b) otherwise payable to such Member, and shall offset such distributions as and when such distributions are otherwise payable. For purposes of this Agreement, a Common Member’s “Annual Tax Liability” means the amount that is equal to (y) the product of (i) the Assumed Tax Rate and (ii) the net taxable income, including income from the application of Section 704(c) but excluding any gain, loss or deduction resulting from the application of Section 743 or Section 754 of the Code allocated to such Member (or its successor-in-interest) with respect to its Common Units for such Allocation Year. To assist the Common Members with any quarterly estimated tax payments that they might owe, the Company agrees to make commercially reasonable efforts to make quarterly estimates of any annual Tax Liability Distribution that the Company estimates would be owed to the Members, with such estimates being trued up in connection with the payment of the annual Tax Liability Distribution.

5.3.        Regulatory Allocations.

(a)          Special Allocations. The following special allocations shall be made in the following order:

(i)          Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Treasury Regulations, notwithstanding any other provision of this Article V, if there is a net decrease in Membership Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Membership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Treasury Regulations. This Section 5.3(a)(i) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

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(ii)         Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations. This Section 5.3(a)(ii) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

(iii)        Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 5.3(a)(iii) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.3(a)(iii) were not in the Agreement. This provision is intended to qualify and be construed as a “qualified income offset” (within the meaning of Treasury Regulations Section 1.704 1(b)(2)(ii)(d)) and shall be interpreted consistently therewith.

(iv)        Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Allocation Year which is in excess of the sum of the amount such Member is obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.3(a)(iv) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.3(a)(iii) and this Section 5.3(a)(iv) were not in the Agreement.

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(v)         Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be allocated among the Members in the same proportions as are the other Net Losses of the Company for such year. However, the Managing Member is authorized to revise this method of allocation if the Managing Member determines, in its sole and absolute discretion, that Nonrecourse Deductions must be allocated in different ratios in order to be allocated in a manner which is reasonably consistent with some other significant allocation attributable to the property securing the nonrecourse debt, as required by the Treasury Regulations under Section 704(b) of the Code.

(vi)        Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(vii)       Section 754 Adjustments. To the extent an adjustment to the tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required to be taken into account, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the tax basis of the asset) or loss (if the adjustment decreases such tax basis) and such gain or loss shall be specially allocated to Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution is made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(viii)      Liquidation of In-Kind Distribution. Any expenses incurred by the Company in connection with the sale or disposition of any Property owned by the Company that would otherwise have been distributed in-kind in accordance herewith, will be specially allocated to the Members electing to receive such distribution in cash pursuant to this Agreement, pro rata in accordance with their relative interests in such distribution; provided, that, for purposes of this Agreement, such Member shall be treated as having received a distribution of such Property and in an amount equal to such Property’s Gross Asset Value (as determined in clause (iii) of the definition thereof).

(b)          Curative Allocations. The allocations set forth in Section 5.3(a)(i) through Section 5.3(a)(vii) and Section 5.3(c) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.3(b). Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 5.1.

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(c)          Loss Limitation. Net Losses allocated pursuant to Section 5.1 shall not exceed the maximum amount of Net Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would otherwise have Adjusted Capital Account Deficits as a consequence of an allocation of Net Losses pursuant to Section 5.1, the limitation set forth in this Section 5.3(c) shall be applied on a Member-by-Member basis and Net Losses not allocable to any Member as a result of such limitation shall be allocated (i) first, to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations (until the Capital Account balances of all Members shall be reduced to zero) and (ii) thereafter in the same manner as Nonrecourse Deductions. If and to the extent Net Losses are allocated pursuant to this Section 5.3 rather than Section 5.1, then, notwithstanding Section 5.1 above, subsequent allocations of Net Profits shall be made first to the Members who received excess allocations of Net Losses pursuant to this Section 5.3(c) in excess of what they would have otherwise received pursuant to Section 5.1 (“Excess Net Losses”), in proportion to those Excess Net Losses, until all such Excess Net Losses have been offset with allocations of Net Profits pursuant to this sentence. Any remaining allocations of Net Profits shall be made in accordance with Section 5.1.

(d)          Other Allocation Rules.

(i)          For purposes of determining the Net Profits, Net Losses or any other items allocable to any period, Net Profits, Net Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managing Member using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

(ii)          Members are aware of the income tax consequences of the allocations made by this Article V and hereby agree to be bound by the provisions of this Article V in reporting their respective shares of Company income and loss for income tax purposes.

(iii)          For purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3), Members’ interests in Company profits are in proportion to their respective Common Unit Percentage.

(iv)          To the extent permitted by Section 1.704-2(h)(3) of the Treasury Regulations, the Members shall endeavor to treat distributions to Members of Distributable Cash as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

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5.4.        Tax Allocations.

(a)          In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of “Gross Asset Value”) using a permissible method under Code Section 704(c) and Treasury Regulation § 1.704-3.

(b)          In the event the Gross Asset Value of any Company Property is adjusted pursuant to Section 3.6, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as designated in Section 5.4(a) with respect to Code Section 704(c) and the Treasury Regulations thereunder.

(c)          Allocations pursuant to this Section 5.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provision of this Agreement.

5.5.        Authority of Managing Member to Vary Allocations.

(a)          It is the intent of the Members that each Member’s distributive share of Net Profits and Net Losses shall be allocated in accordance with this Article V to the fullest extent permitted by the Code. Further, it is the intent of the Members that the allocation provisions contained in this Article V shall produce final Capital Account balances of the Members such that, if the final liquidating distributions pursuant to Section 6.2(b) were required to be made in accordance with the Members’ positive Capital Account balances rather than in accordance with Section 5.2(b), the Capital Accounts would cause the cumulative distributions to the Members to be in accordance with the order of priorities set forth in Section 5.2(b).

(b)          In order to preserve and protect the allocations provided for in this Article V, the Managing Member is authorized and directed to allocate the Net Profits and Net Losses (and, to the extent necessary, individual items of income, gain, loss or deduction) differently than otherwise provided for in this Article V to the extent that allocating Net Profits and Net Losses in the manner provided for in this Article V (excluding this Section 5.5) would cause the allocations of each Member’s distributive shares of any items not to be permitted under Section 704(b) of the Code and the Treasury Regulations promulgated thereunder or other provisions of the Code and such Treasury Regulations. Any allocation made pursuant to this Section 5.5 shall be deemed to be a complete substitute for any allocation otherwise provided for in this Article V and no amendment of this Agreement or approval of any Member shall be required.

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(c)          In making any allocation under this Section 5.5, the Managing Member is authorized and directed to allocate Net Profits or Net Losses, or items of income, gain, loss or deduction, so as to bring the allocations of Net Profits or Net Losses to the Members as nearly as possible to the allocations thereof otherwise contemplated by this Article V. Also, if determined in the discretion of the Managing Member to be appropriate in order to preserve the intended net, after-tax consequences to the Members, the Managing Member is hereby authorized to cause the Company to file amended tax returns for all prior taxable years for which amended federal tax returns can be filed as necessary to produce the results described in Section 5.5(a) above.

5.6.        Limitation on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Company nor the Managing Member, on behalf of the Company, shall knowingly make a distribution to any Member on account of its Membership Interests or Units in violation of the Act.

5.7.        Tax Withholding. The Company shall be authorized to pay, on behalf of any Member, any amounts to any federal, state or local taxing authority, as may be necessary for the Company to comply with tax withholding provisions of the Code or the Delaware law or other income tax or revenue laws of any taxing authority. To the extent the Company pays any such amounts that it may be required to pay on behalf of a Member, such amounts shall be treated as a distribution to such Member and shall reduce the amount otherwise distributable to such Member.

5.8.        Sale of Units. In the event of any acquisition of the Company by means of a purchase of all its outstanding Units, merger, or other form or reorganization in which outstanding Units of the Company are exchanged for cash, securities, and/or other consideration issued, or caused to be issued, by the acquiring entity, then the Members hereby agree that all consideration payable to the Members in connection with such transaction (the “Acquisition Consideration”) shall be distributed among the Members such that each Member receives the amount that he or it would have received if all the Company’s assets had been sold (including an assumption of all the Company’s liabilities) and, immediately following the consummation of such hypothetical sale and allocation of the hypothetical profit or loss resulting therefrom, the Company had been dissolved and an amount equal to the Acquisition Consideration was distributed to all the Members pursuant to Section 5.2(b).

ARTICLE VI

DISSOLUTION AND WINDING UP OF THE COMPANY

6.1.        Dissolution of Company.

(a)          The Company shall be dissolved and its activities shall be wound up upon the first to occur of the following:

(i)          The sale or other disposition of all or substantially all of the assets of the Company, unless the Company accepts a deferred payout arrangement in connection with payment of the purchase price, and in that event, upon completion of payment of the purchase price;

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(ii)         By the approval thereof by the Managing Member and the written consent of the Members holding at least a majority of the Units held by all Members; or

(iii)        By entry of a decree of judicial dissolution.

(b)          Notwithstanding any provision of the Act to the contrary, the Company shall continue and not dissolve as a result of the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or any other event that terminates the continued membership of a Member.

(c)          The Managing Member shall notify the Members of the occurrence of any event which would cause dissolution of the Company.

6.2.        Final Liquidation.

(a)          Upon any dissolution of the Company, its assets shall be liquidated, and its affairs shall be wound up as soon as practicable thereafter by the Managing Member. A court may wind up the Company’s affairs, or appoint a person to wind up its affairs, on application of any Member, his legal representative, or assignee. The persons charged with winding up the Company shall collect its assets, dispose of its properties that will not be distributed in-kind to its Members, discharge or make provision for discharging its liabilities, and distribute its remaining assets as provided in Section 6.2(b) below. The Company shall continue in existence following its dissolution and during its winding up, but shall carry on only that business appropriate to wind up and liquidate its business affairs.

(b)          Upon any such dissolution of the Company, the net assets, if any, of the Company available for distribution, and any cash proceeds from the liquidation of any such assets, shall be applied and distributed in the following order, to the extent available:

(i)          First, to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company (other than liabilities for distributions to Members);

(ii)         Second, to the Preferred Members to pay all due but unpaid Preferred Returns, in accordance with Section 3.1(c); and

(iii)        Thereafter, to the Members pursuant to Section 5.2(b)(ii).

(c)          Upon dissolution, a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to minimize the losses normally attendant to a liquidation.

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(d)          Upon the dissolution and completion of the winding up of the Company, the Board shall file the Certificate of Cancellation with the Delaware Secretary of State in accordance with the Act.

6.3.        Deficit Capital Account. If a Member has a deficit balance in his Capital Account at the time of the liquidation of the Company or the liquidation of his interest in the Company (after crediting allocations of income and debiting allocations of loss to his Capital Account), such Member shall under no circumstances be required to pay to the Company, its creditors or any Member the amount of such deficit balance. No provision of this Agreement shall be construed as creating a deficit restoration obligation or any other obligation relative to a negative or deficit Capital Account balance or any other obligation for the benefit of third parties not executing this Agreement.

6.4.        Payment in Cash or In-Kind.

(a)          Subject to Section 6.4(b) hereof, any payments made to any Common Member pursuant to Section 6.2 hereof may be made in cash or in property, tangible or intangible, or partially in cash and partially in such property in the sole discretion of the Managing Member.

(b)          Except as otherwise provided herein, (i) a Member, regardless of the nature of the Capital Contribution made in exchange for its Units, shall have no right to demand or receive distribution from the Company in any form other than cash and (ii) no Member may be compelled to accept from the Company a distribution of any asset in-kind unless all persons with interest in the Company receive at the same time a distribution of an interest in the property distributed that is proportionate to their respective interests in the Company.

6.5.        Liquidating Trust. Distributions pursuant to this Article VI may be made to a trust established by the Members or the Company for the benefit of the Members for the purposes of liquidating the Company’s assets, collecting amounts owed to the Company and paying liabilities and obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the trustee of the liquidating trust, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement.

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ARTICLE VII

TRANSFER AND ASSIGNMENT OF UNITS

7.1.         General Prohibition. No Member shall Transfer, or in any way alienate all or any part of such Member’s Units or interests in Units without the prior written consent of the Managing Member and the Preferred Members; provided, however, that notwithstanding anything to the contrary contained herein, none of the restrictions on the Transfer of a Member’s Units contained in this Agreement (other than the provisions of Section 7.5), including without limitation the aforementioned approval of the Managing Member, shall apply to:

(a)          any Transfer made by a Member to an Affiliate of such Member, in each case, so long as the original Member retains voting control of all such transferred Units; and

(b)          any Transfer of Preferred Units by a Preferred Member.

7.2.        Admission As a Member. Notwithstanding anything to the contrary contained herein, any Person who is not otherwise a Member but who acquires Units from a Person other than the Company in a Transfer pursuant to any provision of this Agreement (a “Non-Member Transferee”) shall not become a Member until the Managing Member (and the Preferred Members after the occurrence of a Changeover Event) has consented to the admission of the Non-Member Transferee as a Member, which consent may be withheld for any reason no matter how unreasonable.

7.3.        Effect of Transfer. Upon a Transfer of Units permitted by this Agreement and until compliance with Section 7.2 of this Agreement, (a) the transferor (if a Member) shall cease to be a Member for all purposes of this Agreement once it has transferred all its Units and (b) until such time, if ever, as the transferee becomes a Member pursuant to Section 7.2, the Non-Member Transferee shall have the rights of an assignee with respect to the transferred Units, but the Non-Member Transferee shall not have any other rights of a Member pursuant to this Agreement or otherwise, including, without limitation, (i) any rights to vote on any matter submitted to the Members, (ii) any right to any information or accounting of the affairs of the Company, (iii) any right to inspect the books or records of the Company and (iv) any other rights of a Member under this Agreement or under the Act, except for those rights that this Agreement specifically grants to Members. The Non-Member Transferee shall, however, be subject to all limitations on and obligations of Members and/or Members set forth herein.

7.4.        Unauthorized Transfer.

(a)          Any purported Transfer of Units not expressly permitted by this Article VII shall be null and void and of no effect whatsoever; provided, however, that, if (i) a court of competent jurisdiction issues a final judgment requiring the Company to recognize such Transfer or (ii) the Company in its sole discretion elects to recognize such Transfer, the transferee shall have only the rights of a Member, as set forth in Section 7.3 above.

(b)          In the event of a Transfer or purported Transfer of Units not expressly permitted by this Article VII, the transferor (or purported transferor) and the transferee (or purported transferee) shall defend, indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of the Company or such Members may incur, including, without limitation, any incremental tax liability, or any professional fees and costs, as a result of such unauthorized Transfer or purported Transfer and efforts to enforce this Agreement and this indemnity.

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7.5.        Additional Restrictions on Transfer. In addition to any other restrictions on Transfer of a Member’s Units, as contained in this Agreement or otherwise, no Unit may be transferred unless prior to such Transfer:

(a)          the Managing Member, acting reasonably and promptly, determines that such Transfer would not:

(i)          solely with respect to Transfers of Common Units, cause a termination of the Company for federal tax purposes within the meaning of Section 708 of the Code;

(ii)         cause the Company to cease to be classified as a partnership for federal or state income tax purposes;

(iii)        cause the Company to become a “publicly traded partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code;

(iv)        subject the Company to regulation under the Investment Company Act of 1940 or would subject the Company of any of its Affiliates to the Investment Advisers Act of 1940 or the Employee Retirement Income Security Act of 1974, each as amended;

(v)         result in a violation of applicable laws; or

(vi)        be made to any Person who lacks the legal right, power, or capacity to own such Units.

(b)          the Company, unless it so waives this requirement, is furnished with an opinion of counsel, which is reasonably satisfactory to the Company both as to the counsel so used and as to the content of the opinion, (at the transferee’s expense) that the registration of the sale or transfer of such Units under the applicable federal and state securities laws and regulations is not required;

(c)          the transferor and the transferee shall have executed a written agreement, in form and substance reasonably satisfactory to the Managing Member, to defend, indemnify and hold the Company and the Members harmless from and against all liabilities, losses, costs and expenses arising out of the transfer, including, without limitation, any liability arising by reason of the violation of any securities laws of the United States, any State of the United States, or any foreign country;

(d)          the transferee makes representations and warranties to the Company that he is purchasing such Units for his own account, for investment purposes only, and without a view towards resale, or any other such representations and warranties as the Company shall reasonably see fit to require concerning such purchaser’s investment in the Company;

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(e)          the transferee executes a Joinder Agreement under which he agrees to be bound by the terms of this Agreement as a Member hereunder and, if he is also admitted as a Member pursuant to Section 7.2, as a Member;

(f)          the transferee agrees in writing to be bound by the provisions of this Agreement to the same extent the transferor was bound hereunder; and

(g)          the transferee shall have paid the reasonable expenses incurred by the Company and the other Members in connection with the transfer of Units or, if applicable, the admission of the transferee as a Member.

7.6.        Allocations Between Transferor and Transferee. Upon the transfer of a Unit, all items of income, gain, loss, deduction and credit attributable to Units so transferred shall be allocated between the transferor and the transferee in such manner as the Managing Member reasonably determines at the time of transfer, provided such allocation does not violate federal or state income tax law. Cash distributions as called for by this Agreement shall be made to the Member of record of the Units on the date of distribution.

7.7.        Call. At any time the Managing Member has the option (but not the obligation) to cause the Company to repurchase all outstanding Preferred Units and upon the Company making such an election the Preferred Members are required to sell all their Preferred Units to the Company. The purchase price payable to each Preferred Member for all its Preferred Units shall be an amount equal to such Preferred Member’s Redemption Amount. Following any payment of the Redemption Amount to a Preferred Member, such Preferred Member shall have no further rights, obligations or duties pursuant to this Agreement or otherwise with respect to the Company.

ARTICLE VIII

CHANGEOVER EVENTS

8.1.        Changeover Events. The occurrence of any of the following events or circumstances shall constitute a Changeover Event; provided, however, that notwithstanding anything to the contrary contained herein, any event, omission or circumstance listed below for which a cure period is otherwise expressly provided in this Agreement shall not constitute a Changeover Event until the expiration of such cure period:

(a)          Failure to make a payment pursuant to Section 3.1(b) on at least a quarterly basis;

(b)          The Company (i) files a petition in bankruptcy, (ii) is the subject of an involuntary petition in bankruptcy which involuntary petition is not dismissed within ninety (90) days after the effective filing date thereof or (iii) is otherwise subject to a substantially similar proceeding regarding the insolvency of the Company (for example, receivership) that is not dismissed or fully resolved within ninety (90) days;

(c)          The Company sells all or substantially all of its assets;

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(d)          A material breach by the Company of any covenant set forth in this Agreement (other than any REIT Covenant);

(e)          For so long as the Advisor shall have any authority of the Managing Member, as delegated to the Advisor in accordance with Section 4.2, the occurrence of (i) any act in material violation by the Advisor of, or material failure by the Advisor under, this Agreement or the Investment Management Agreement, as such violation or failure relates to the Company, (ii) any act of fraud or embezzlement by the Advisor against the Company or (iii) an event of any gross negligence or willful misconduct on the part of the Advisor in the performance of its duties under this Agreement that is materially detrimental to the Company; and

(f)          Any Preferred Units are outstanding on or after July 1, 2018.

8.2.        Changeover Sale. Following the occurrence of a Changeover Event, the Managing Member shall be required to diligently pursue the sale of Company assets in a commercially reasonable manner with a responsibility to maximize the proceeds from such sale and in an amount, together with any other financing obtained by the Company, that is sufficient for the Company to pay the Redemption Amount for all outstanding Preferred Units of the Preferred Members, unless another course of action is approved by all Preferred Members. In the event that the Managing Member proposes an alternative course of action and one or more Preferred Members do not consent to such action (each a “Disagreeing Member”), the remaining Members of the Company will have the right to purchase the Units of such Disagreeing Member for the Redemption Amount. If multiple Members choose to participate in the purchase of the Disagreeing Members’ Units, then the purchase will be made on a pro-rata basis based on Adjusted Capital Contributions.

8.3.        Preferred Mandatory Redemption. Upon the occurrence of (i) a “Change of Control” of the REIT Parent or (ii) the date on which neither the REIT Parent nor any acquiring or surviving entity of the REIT Parent in a Change of Control transaction has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE MKT LLC (the “NYSE MKT”) or the Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or Nasdaq, the Company (or its successors and assigns) shall pay or cause to pay the Preferred Members the Redemption Amount for all outstanding Preferred Units (i) on the date on which the Change of Control transaction closes or (ii) within five (5) Business Days following the first date on which neither the REIT Parent nor any acquiring or surviving entity of the REIT Parent has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, NYSE MKT or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or Nasdaq. A “Change of Control” of the REIT Parent is deemed to occur when, after the date hereof, the following have occurred and are continuing: the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of capital stock of the REIT Parent entitling that person to exercise more than 50% of the total voting power of all capital stock of the REIT Parent entitled to vote generally in the election of directors of the REIT Parent (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

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8.4.        Remedies. On the next Business Day after the occurrence of any Changeover Event, in addition to any other rights or remedies available to the Preferred Members at law or in equity, the Board of Directors of the REIT Parent will cause (i) the number of directors constituting the Board of Directors of the REIT Parent to be automatically increased by one and (ii) the REIT Parent to establish a series of preferred stock of the REIT Parent having no economic rights (“Special REIT Preferred Share”) that will be issued to the Preferred Members, which Special REIT Preferred Share shall entitle the holder of the Special REIT Preferred Share to vote for the election of that one additional director at a special meeting called by the REIT Parent at the request of the holder of any Special REIT Preferred Share and at each subsequent annual meeting until the first to occur of (a) the Company pays the Redemption Amount for all outstanding Units of the Disagreeing Member or (b) the Company pays the Redemption Amount for all outstanding Units of the Preferred Members, at which time the right of the Preferred Members to elect such additional director shall cease and the terms of office of such director shall terminate and the number of directors constituting the Board of Directors of the REIT Parent shall be reduced accordingly and any Special REIT Preferred Shares then outstanding shall be deemed to be canceled.

ARTICLE IX

RECORDS, ACCOUNTING AND REPORTS

9.1.        Books and Records. The Managing Member shall keep or cause to be kept complete and accurate books and records reflecting the business of the Company.

9.2.        Access to Records. Each Member shall have the right to obtain from the Company from time to time, upon reasonable demand for any purpose reasonably related to the Member’s Membership Interest, the information and records of the Company described in Section 18-305(a) of the Act, subject to reasonable standards prescribed by the Managing Member (including standards governing at what time and location such information and documents may be furnished, and at whose expense). Any demand for information under this Section 9.2 shall be in writing and shall be made in good faith and for a proper purpose, and shall describe with reasonable particularity the records or information desired and the purpose therefor.

9.3.        Bank Accounts and Investment of Funds.

(a)          The Managing Member shall open and maintain, on behalf of the Company, a bank account or accounts at such time and in such depositories as it shall determine, in which all monies received by or on behalf of the Company shall be deposited. All withdrawals from such accounts shall be made upon the signature of such person or persons as the Managing Member may from time to time designate.

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(b)          Any funds of the Company which the Managing Member may determine are not currently required for the conduct of the Company’s business may be invested at the sole discretion of the Managing Member.

9.4.        Reports.

(a)          The Company will deliver to the Members as soon as available and in any event within 60 days, if unaudited, or within 60 days, if audited, after the end of each fiscal year, a balance sheet of the Company as of the end of such fiscal year, and the related statement of income and retained earnings and a statement of cash flows of the Company for such year, setting forth in each case in comparative form corresponding figures from the preceding year, and a comparison of actual financial results to budgeted figures for the fiscal year in question, which financial statements shall have been prepared in accordance with GAAP. The Company will deliver to the Members within 30 days after the end of each fiscal quarter, (i) an unaudited balance sheet of the Company for such month and the related unaudited statements of income and retained earnings of the Company for such month and for the period from the beginning of the current fiscal year to the end of such fiscal quarter, which financial statements shall have been prepared in accordance with GAAP and (ii) an executive summary prepared by the Managing Member that discusses the Company’s activities and operations during such fiscal quarter.

(b)          In addition, the Managing Member shall prepare or cause to be prepared at the Company’s expense:

(i)          income tax returns for the Company which it shall timely file with appropriate authorities; and

(ii)         a notice of each Member’s share of the Net Profits or Net Losses for federal income tax purposes for each year and any other information necessary for preparation by each Member of his federal income tax return, which shall be delivered to such Member within 90 days after the end of each fiscal year.

(c)          The Managing Member shall file all annual reports required under law to be made on behalf of the Company. Such reports shall be delivered within the time required by applicable law.

(d)          The Company will deliver to the Members the investment credit memorandum for new Investments.

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9.5.        Tax Accounting Methods; Periods; Elections.

(a)          The determination of whether to utilize accelerated cost recovery or another method of cost recovery or depreciation, and the selection among any other allowable, alternative tax accounting methods or principles shall be made by the Managing Member and shall be those methods and principles which are determined by them to be appropriate. The Company’s annual financial accounting and tax accounting period shall be the calendar year except as otherwise required by Section 706 of the Code. Subject to the REIT Covenants, the Managing Member may cause the Company to make any election allowable to the Company under the Code, including elections under Section 754 of the Code with respect to the Company distributions described in Section 734 of the Code and with respect to transfers of interests described in Section 743 of the Code, provided all such elections are determined by the Managing Member, in its sole discretion, to be in the best interest of the Members holding a majority of the Units; provided, however, that the Managing Member shall not be required to make an election under Section 754 of the Code, and neither the Company nor the Managing Member shall be held responsible or liable for the failure to make such election. In the event such election is made, all costs and expenses incurred by the Managing Member and the Company in connection with such election, including the fees and expenses of the Company’s accountants and tax advisers, shall be borne by the transferee making such request.

(b)          The Members intend that, for U.S. federal, state and local income tax purposes, each Preferred Member’s Preferred Units shall be treated as partnership interests entitled to guaranteed payments under Section 707(c) of the Code, as contemplated in Section 3.1(c). The Members agree to take all actions, including the amendment of this Agreement and the execution of other documents, as may be required to qualify for and receive the treatment described in the preceding sentence.

ARTICLE X

AMENDMENTS

10.1.       Amendments Which May be Made Without the Consent of the Members. Subject to Section 10.3, and the approval of the Preferred Members, the Managing Member shall have the power and authority to amend this Agreement or the Certificate from time to time without the consent of any of the Members for any of the following reasons:

(a)          to reflect the admission, substitution, removal or withdrawal of a Member in accordance with the terms of this Agreement;

(b)          to reflect, in accordance with the terms of this Agreement, the occurrence of a return of all or part of any Member’s Capital Contribution or to reflect additional contributions to the Company;

(c)          to effect, with prior notice to all Members, an amendment which is, in the opinion either of counsel to the Company or of the Company’s accountants, necessary to satisfy requirements of the Code or of any other federal or any state tax laws or regulations with respect to partnership classification and does not increase or extend any financial obligation or liability of the Members, or reduce the obligations of the Managing Member hereunder;

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(d)          to amend any provision which is necessary to comply with any requirement of the Code or Treasury Regulations or in order for the allocations of Net Profits and Net Losses made in this Agreement to be held valid, provided that all Members receive prior notice of such amendment accompanied by an opinion of counsel or the Company’s accountants to the effect that such amendment is necessary for the allocations of Net Profits and Net Losses made in this Agreement to be held valid; and

(e)          in connection with (and only as necessary to the extent of) the issuance of additional Units or Membership Interests in accordance with the terms of this Agreement, including without limitation amendments to Exhibit A to reflect such issuances and amendments to alter the order of distribution and the allocation of profits and losses set forth in Article V; provided, that no such amendment may reduce any rights or benefits, or increase any liabilities or obligations, of any existing Member or class of Members, other than indirectly through the issuance of senior securities.

10.2.       Amendments and Waivers Requiring Consent of the Members. Except as otherwise provided in Section 10.1 and subject to the additional approval requirements set forth in Section 10.3, the Managing Member can amend this Agreement (or waive any provision hereof) and/or the Certificate only with the written consent of all Members.

10.3.      Amendments and Waivers Requiring Approval of Affected Member. In addition to the approval requirements set forth in Section 10.2, the Managing Member is authorized to amend the Certificate or this Agreement (or waive of any provisions thereof) in a manner that would:

(a)          impose any new or additional liability on any existing Member or enlarge the obligation, if any, of any existing Member to make contributions to the capital of the Company;

(b)          alter the order of distribution and the allocation of Net Profits and Net Losses set forth in Article V, unless such alteration is made in connection with the admission of additional Members in accordance with Section 3.3(b)(iii) or except as otherwise required to comply with the Code or Treasury Regulations or as otherwise provided in Section 10.1(d);

(c)          reduce a Member’s rights or enlarge a Member’s obligations solely as to such Member and not all Members of the same class; or

(d)         eliminate the protections afforded by this Section 10.3,

only with the prior written consent of each Member affected by such amendment or waiver.

ARTICLE XI

MISCELLANEOUS

11.1.      No Waiver of Provisions. The failure or delay in enforcing compliance at any time with respect to any of the provisions, terms or conditions of this Agreement shall not be considered a waiver of such provision, term or condition itself or of any of the other provisions, terms or conditions hereof.

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11.2.       Entire Agreement, Amendments, Interpretation, and Construction. This Agreement, the Exhibits hereto and the subscription documents delivered by the Members and the Joinder Agreements delivered by the Members contain the entire agreement among the Members with respect to the matters contained herein, and any modification, amendment or waiver hereto must be done in accordance with the provisions of this Agreement. Where the context so requires, the masculine shall include the feminine and the neuter and the singular shall include the plural. The headings and captions in this Agreement are inserted for convenience and identification only and are in no way intended to define, limit or expand the scope and intent of this Agreement or any provision hereof. The references to Section, Article and Exhibit in this Agreement are to the Sections, Articles and Exhibits of this Agreement except as otherwise specifically stated. Any references such as “herein” and “hereof” shall refer to this entire Agreement and not any particular Section, Article or paragraph only.

11.3.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof. Any disputes arising out of this Agreement or otherwise in relation to the Company shall be adjudicated exclusively in the federal and state courts sitting in Mecklenburg County, North Carolina, with appeal rights to the appropriate appellate courts.

11.4.       Partial Invalidity. In the event that any part or provision of this Agreement shall be determined to be invalid or unenforceable, the remaining parts and provisions of said Agreement which can be separated from the invalid, unenforceable provision shall continue in full force and effect.

11.5.       Binding Effect. The terms, conditions and provisions of this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, successors, distributees, legal representatives and permitted assigns; provided, however, that nothing in this Agreement, expressed or implied, is intended or shall be construed to give to any creditor of the Company or any creditor of any Member or any other person or entity whatsoever, other than the Members in the Company, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or provisions herein contained, and such provisions are and shall be held to be for the sole and exclusive benefit of the Members and the Company.

11.6.       Notices and Delivery.

(a)          To the Members and Members. Any notice to be given hereunder at any time to any Member or Member, or any documents, reports or returns required by this Agreement to be delivered to any Member or Member, may be delivered personally or mailed to such Member or Member, postage prepaid, addressed to him at such address as set forth on Exhibit B hereto. Any notice, or any document, report or return so delivered or mailed shall be deemed to have been given or delivered to such Member or Member at the time it is delivered or mailed, as the case may be.

(b)          To the Company. Any notice to be given to the Company hereunder may either be delivered personally or mailed by registered or certified mail, postage prepaid, addressed to the Company at the address set forth on Exhibit B. Any notice so delivered or mailed shall be deemed to have been given to the Company at the time it is delivered or mailed, as the case may be.

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11.7.       Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall be deemed an original, and the several counterparts taken together shall constitute the agreement of the Members and Members.

11.8.       Statutory Provisions. Any statutory reference in this Agreement shall include a reference to any successor to such statute and/or revision thereof.

11.9.       Waiver of Partition. Each party does hereby waive any right to partition or the right to take any other action which might otherwise be available to such party for the purpose of severing such party’s interest in the property held by the Company from the interests of other Members until the end of the term of both this Company and any successor entity formed pursuant to the terms hereof.

11.10.     Tax Matters Partner. Managing Member shall act as the “Tax Matters Partner” within the meaning of Subchapter C, Chapter 63 of the Code and as such will serve as principal representative of the Company in partnership-level administration and judicial proceedings with the Internal Revenue Service. The Tax Matters Partner shall keep each Member informed of all administrative and judicial tax proceedings.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have hereunto set their respective hands and seals as of the day and year first above written.

COMPANY

RB MULTIFAMILY INVESTORS LLC

By:
Name:	Kevin Donlon
Title:	Authorized Representative

COMMON MEMBER

RIVERBANC MULTIFAMILY LP

By:	RiverBanc Multifamily Investors, Inc., its general partner

By:
Name:	Kevin Donlon
Title:	Chief Executive Officer

[Signature page continues.]

PREFERRED MEMBER

EF CMO LLC

By:	Ellington Financial Management LLC, its investment manager

By:
Name:	Leo Huang
Title:	Authorized Signatory

WITHDRAWING MEMBERS

NEW YORK MORTGAGE TRUST, INC.

By:
Name:	Steven R. Mumma
Title:	Chief Executive Officer

JMP HOLDING LLC

By:
Name:	Joseph A. Jolson
Title:	Chief Executive Officer

DONLON FAMILY LLC

By:
Name:	Kevin Donlon
Title:	Managing Member

REIT PARENT
(Solely for purposes of Section 8.3 hereof)

RIVERBANC MULTIFAMILY INVESTORS, INC.

By:
Name:	Kevin Donlon
Title:	Chief Executive Officer

EXHIBIT A

UNIT REGISTER

As of [•], 2015

		Number and Class	Adjusted Capital
		of Outstanding	Contribution	Common Unit
Member Name	Member Status	Units	as of [•], 2015	Percentage

EF CMO LLC	Preferred Member	16,341,134 Preferred Units	16,341,134	N/A

RiverBanc Multifamily LP	Common Member	[•] Common Units	[•]	100%

Total Capitalization		[•]	$ [•]	100.00%

EXHIBIT B

ADDRESSES FOR NOTICE

To the Company:

RB Multifamily Investors LLC

c/o RiverBanc LLC

227 West Trade Street

Suite 2170

Charlotte, NC 28202

Attn: Kevin Donlon

To the Managing Member:

RiverBanc Multifamily LP

c/o RiverBanc LLC

227 West Trade Street, Suite 2170

Charlotte, NC 28202

Attn: Kevin Donlon

To Ellington:

EF CMO LLC

c/o Ellington Management Group, LLC

53 Forest Avenue

Old Greenwich, CT 06870

Attn: Nicole Mersky

To the REIT Parent:

RiverBanc Multifamily Investors, Inc.

c/o RiverBanc LLC

227 West Trade Street, Suite 2170

Charlotte, NC 28202

Attn: Kevin Donlon

EXHIBIT C

JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to the Second Amended and Restated Limited Liability Company Agreement of RB Multifamily Investors LLC, dated as of _____________, 2015, as may be amended from time to time, (the “LLC Agreement”), by and among the Members and Members thereunder. Terms not otherwise defined herein shall have the meaning ascribed thereto in the LLC Agreement.

The undersigned agrees that he shall be a Member of the number of _______Units as set forth on Exhibit A to the LLC Agreement. Furthermore, the undersigned agrees that he shall be a Member. By executing and delivering this Joinder Agreement to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the terms and provisions of the LLC Agreement, as a Member of _____ ______ Units and as a Member with all the rights and obligations attendant thereto.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the ______ day of _____, 20____.

Name:

Address for	With copies
Notices:	to:

Signature:

Date:

EXHIBIT D

Initial Investments

Asset	Address

Bent Tree Apartments	21500 Park Row Drive Katy, TX

Waters at Elm Creek Apartments	11910 Orsinger Street San Antonio, TX

Waters at Bluff Springs Apartments	7707 S. Interstate Highway 35 Austin, TX

Evergreens at Mt. Moriah Apartments	5512 Sunlight Drive Durham, NC

EXHIBIT E

FORM OF REIT COVENANT FOR JOINT VENTURE EQUITY
AND PREFERRED EQUITY INVESTMENTS

The Company shall be provided with any information with respect to any investment, its operations, its income and its assets reasonably requested in writing by the Company for the purposes of verifying whether the investment’s income and assets are treated as qualifying for purposes of the income and asset tests applicable to real estate investment trusts in Section 856(c) of the Code. As a condition of the Company’s investment, the operating partner of the investment has completed and provided to the Company a property services questionnaire, in substantially the form attached hereto as Schedule 1. In addition, the operating partner of each investment shall provide the Company with a completed property services questionnaire, in substantially the form attached hereto as Schedule 1, no later than January 31, of each calendar year ending after the Effective Date. If, after providing the completed property services questionnaire to the Company, the operating partner (or any of its affiliates) of the investment plans to provide any additional service at the property that is not listed or described on the most recently completed property services questionnaire, the operating partner of the investment will notify the Company in writing at least 30 days prior to the commencement of the provision of such service and will not provide such service if the Company notifies such operating partner that such service could reasonably be expected to cause the investment to derive income that would not be qualifying income for the income tests applicable to real estate investment trusts in Section 856 of the Code. If the Company otherwise notifies the operating partner of the investment that the Company has recognized any income or acquired any assets that would cause the Company to fail to satisfy the income and asset tests applicable to real estate investment trusts in Section 856(c) of the Code, the investment shall cease engaging in the activity that generates such income or dispose of such asset within 15 days of the receipt of written notice from the Company.